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                                                                   Exhibit 10.24

                                                                  EXECUTION COPY


                                  $650,000,000

                               TERM LOAN AGREEMENT

                          Dated as of February 22, 2001

                                      among

                              CENDANT CORPORATION,

                                   as Borrower

                         THE LENDERS REFERRED TO HEREIN,

                   BANK OF AMERICA, N.A., as Syndication Agent

                         CREDIT LYONNAIS NEW YORK BRANCH

                              BANK OF NOVA SCOTIA,

                           as Co-Documentation Agents

                                       and

                THE CHASE MANHATTAN BANK, as Administrative Agent

                 JP MORGAN, a division of CHASE SECURITIES INC.,
                        as Lead Arranger and Book Manager
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                                TABLE OF CONTENTS

                                                                          PAGE

1.    DEFINITIONS............................................................1

2.    THE TERM LOANS........................................................14

      SECTION 2.1.   Commitments............................................14

      SECTION 2.2.   Term Loans.............................................15

      SECTION 2.3.   Use of Proceeds........................................16

      SECTION 2.4.   Reserved...............................................16

      SECTION 2.5.   Borrowing Procedure....................................16

      SECTION 2.6.   Refinancings...........................................16

      SECTION 2.7.   Fees...................................................16

      SECTION 2.8.   Repayment of Term Loans; Evidence of Debt..............17

      SECTION 2.9.   Interest on Term Loans.................................17

      SECTION 2.10.   Interest on Overdue Amounts...........................18

      SECTION 2.11.   Alternate Rate of Interest............................18

      SECTION 2.12.   Reserved..............................................18

      SECTION 2.13.   Prepayment of Term Loans..............................18

      SECTION 2.14.   Eurodollar Reserve Costs..............................19

      SECTION 2.15.   Reserve Requirements; Change in Circumstances.........19

      SECTION 2.16.   Change in Legality....................................21

      SECTION 2.17.   Reimbursement of Lenders..............................22

      SECTION 2.18.   Pro Rata Treatment....................................23

      SECTION 2.19.   Right of Setoff.......................................23

      SECTION 2.20.   Manner of Payments....................................23

      SECTION 2.21.   United States Withholding.............................24


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      SECTION 2.22.   Certain Pricing Adjustments...........................25

3.    REPRESENTATIONS AND WARRANTIES OF BORROWER............................25

      SECTION 3.1.   Corporate Existence and Power..........................25

      SECTION 3.2.   Corporate Authority, No Violation and Compliance
                     with Law...............................................26

      SECTION 3.3.   Governmental and Other Approval and Consents...........26

      SECTION 3.4.   Financial Statements of Borrower.......................26

      SECTION 3.5.   No Material Adverse Change.............................26

      SECTION 3.6.   INTENTIONALLY OMITTED..................................27

      SECTION 3.7.   Copyrights, Patents and Other Rights...................27

      SECTION 3.8.   Title to Properties....................................27

      SECTION 3.9.   Litigation.............................................27

      SECTION 3.10.   Federal Reserve Regulations...........................27

      SECTION 3.11.   Investment Company Act................................27

      SECTION 3.12.   Enforceability........................................28

      SECTION 3.13.   Taxes.................................................28

      SECTION 3.14.   Compliance with ERISA.................................28

      SECTION 3.15.   Disclosure............................................28

      SECTION 3.16.   Environmental Liabilities.............................29

4.    CONDITIONS OF LENDING.................................................29

      SECTION 4.1.   Conditions Precedent to Term Loans.....................29

            (a)   Loan Documents............................................29

            (b)   Corporate Documents for the Borrower......................29

            (c)   Financial Statements......................................29

            (d)   Opinions of Counsel.......................................29

            (e)   No Material Adverse Change................................29


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            (f)   Payment of Fees...........................................30

            (g)   Litigation................................................30

            (h)   Officer's Certificate.....................................30

            (i)   Other Documents...........................................30

            (k)   Notice....................................................30

            (l)   Representations and Warranties............................30

            (m)   No Event of Default.......................................30

5.    AFFIRMATIVE COVENANTS.................................................31

      SECTION 5.1.   Financial Statements, Reports, etc.....................31

      SECTION 5.2.   Corporate Existence; Compliance with Statutes..........32

      SECTION 5.3.   Insurance..............................................33

      SECTION 5.4.   Taxes and Charges......................................33

      SECTION 5.5.   ERISA Compliance and Reports...........................33

      SECTION 5.6.   Maintenance of and Access to Books and Records;
                     Examinations...........................................34

      SECTION 5.7.   Maintenance of Properties..............................34

      SECTION 5.8.   Changes in Character of Business.......................34

6.    NEGATIVE COVENANTS....................................................34

      SECTION 6.1.   Limitation on Indebtedness.............................34

      SECTION 6.2.   INTENTIONALLY OMITTED..................................36

      SECTION 6.3.   Hotel Subsidiaries.....................................36

      SECTION 6.4.   Consolidation, Merger, Sale of Assets..................36

      SECTION 6.5.   Limitations on Liens...................................36

      SECTION 6.6.   Sale and Leaseback.....................................38

      SECTION 6.7.   Leverage...............................................38

      SECTION 6.8.   Interest Coverage Ratio................................38


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      SECTION 6.9.   Accounting Practices...................................38

7.    EVENTS OF DEFAULT.....................................................38

8.    THE ADMINISTRATIVE AGENT..............................................41

      SECTION 8.1.   Administration by Administrative Agent.................41

      SECTION 8.2.   Advances and Payments..................................41

      SECTION 8.3.   Sharing of Setoffs and Cash Collateral.................42

      SECTION 8.4.   Notice to the Lenders..................................42

      SECTION 8.5.   Liability of Administrative Agent......................42

      SECTION 8.6.   Reimbursement and Indemnification......................43

      SECTION 8.7.   Rights of Administrative Agent.........................43

      SECTION 8.8.   Independent Investigation by Lenders...................43

      SECTION 8.9.   Notice of Transfer.....................................44

      SECTION 8.10.   Successor Administrative Agent........................44

9.    MISCELLANEOUS.........................................................44

      SECTION 9.1.   Notices................................................44

      SECTION 9.2.   Survival of Agreement, Representations and
                     Warranties, etc........................................45

      SECTION 9.3.   Successors and Assigns; Syndications; Term Loan
                     Sales; Participations..................................45

      SECTION 9.4.   Expenses; Documentary Taxes............................49

      SECTION 9.5.   Indemnity..............................................49

      SECTION 9.6.   CHOICE OF LAW..........................................49

      SECTION 9.7.   No Waiver..............................................50

      SECTION 9.8.   Extension of Maturity..................................50

      SECTION 9.9.   Amendments, etc........................................50

      SECTION 9.10.   Severability..........................................50

      SECTION 9.11.   SERVICE OF PROCESS; WAIVER OF JURY TRIAL..............51


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      SECTION 9.12.   Headings..............................................52

      SECTION 9.13.   Execution in Counterparts.............................52

      SECTION 9.14.   Entire Agreement......................................52

      SECTION 9.15.   Confidentiality.......................................52


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SCHEDULES

      2.1   Commitments
      6.1   Existing Indebtedness


EXHIBITS

      A     Form of Term Note
      B-1   Opinion of Skadden, Arps, Slate, Meagher & Flom LLP
      B-2   Opinion of Borrower Counsel
      C     Form of Assignment and Acceptance
      D     Form of Compliance Certificate
      E     Form of Borrowing Request


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            TERM LOAN AGREEMENT (the "AGREEMENT") dated as of February 22, 2001, among CENDANT CORPORATION, a Delaware corporation (the "BORROWER"), the Lenders referred to herein, the Syndication Agent and Co-Documentation Agents identified on the signature pages hereto and THE CHASE MANHATTAN BANK, a New York banking corporation, as administrative agent (the "ADMINISTRATIVE AGENT") for the Lenders.

                             INTRODUCTORY STATEMENT

            The Borrower has requested that the Lenders establish a $650,000,000 committed term loan facility pursuant to which Term Loans may be made to the Borrower.

            Subject to the terms and conditions set forth herein, the Administrative Agent is willing to act as administrative agent for the Lenders, and each Lender is willing to make Term Loans to the Borrower.

            Accordingly, the parties hereto hereby agree as follows:

1.    DEFINITIONS

            For the purposes hereof unless the context otherwise requires, the following terms shall have the meanings indicated, all accounting terms not otherwise defined herein shall have the respective meanings accorded to them under GAAP and all terms defined in the New York Uniform Commercial Code and not otherwise defined herein shall have the respective meanings accorded to them therein:

            "ABR BORROWING" shall mean a Borrowing comprised of ABR Loans.

            "ABR LOAN" shall mean any Term Loan bearing interest at a rate determined by reference to the Alternate Base Rate in accordance with the provisions of Article 2.

            "ABR SPREAD" means 0.25%.

            "AESOP FINANCING PROGRAM" means the transactions contemplated by that certain Amended and Restated Base Indenture, dated as of July 30, 1997, between AESOP Funding II L.L.C., as issuer, and the Bank of New York, as Trustee, as it may be from time to time further amended, supplemented or modified, and the instruments and agreements referenced therein and otherwise executed in connection therewith.

            "AFFILIATE" shall mean any Person which, directly or indirectly, is in control of, is controlled by, or is under common control with, the Borrower. For purposes of this definition, a Person shall be deemed to be "controlled by" another if such latter Person possesses, directly or indirectly, power either to (i) vote 10% or more of the securities having ordinary voting power for the election of directors of such controlled Person or (ii) direct or cause the direction of the management and policies of such controlled Person whether by contract or otherwise.

            "ALTERNATE BASE RATE" shall mean for any day, a rate per annum (rounded upwards to the nearest 1/16 of 1% if not already an integral multiple of 1/16 of 1%) equal to the
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      greatest of (a) the Prime Rate in effect for such day, (b) the Federal
      Funds Effective Rate in effect for such day plus 1/2 of 1% or (c) the Base CD Rate in effect for such day plus 1%. For purposes hereof, "PRIME RATE" shall mean the rate per annum publicly announced by the Administrative Agent from time to time as its prime rate in effect at its principal office in New York City. For purposes of this Agreement, any change in the Alternate Base Rate due to a change in the Prime Rate shall be effective on the date such change in the Prime Rate is announced as effective. "FEDERAL FUNDS EFFECTIVE RATE" shall mean, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for the day of such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it. "BASE CD RATE" shall mean the sum of (a) the product of (i) the Average Weekly Three-Month Secondary CD Rate times (ii) a fraction of which the numerator is 100% and the denominator is 100% minus the aggregate rates of (A) basic and supplemental reserve requirements in effect on the date of effectiveness of such Average Weekly Three-Month Secondary CD Rate, as set forth below, under Regulation D of the Board applicable to certificates of deposit in units of $100,000 or more issued by a "member bank" located in a "reserve city" (as such terms are used in Regulation D) and (B) marginal reserve requirements in effect on such date of effectiveness under Regulation D applicable to time deposits of a "member bank" and (b) the Assessment Rate. "AVERAGE WEEKLY THREE-MONTH SECONDARY CD RATE" shall mean the three-month secondary certificate of deposit ("CD") rate for the most recent weekly period covered therein in the Federal Reserve Statistical release entitled "Weekly Summary of Lending and Credit Measures (Averages of daily figures)" released in the week during which occurs the day for which the CD rate is being determined. The CD rate so reported shall be in effect, for the purposes of this definition, for each day of the week in which the release date of such publication occurs. If such publication or a substitute containing the foregoing rate information is not published by the Federal Reserve for any week, such average rate shall be determined by the Administrative Agent on the basis of quotations received by it from three New York City negotiable certificate of deposit dealers of recognized standing on the first Business Day of the week succeeding such week for which such rate information is not published. If for any reason the Administrative Agent shall have determined (which determination shall be conclusive absent manifest error) that it is unable to ascertain the Base CD Rate or Federal Funds Effective Rate, or both, for any reason, including, without limitation, the inability or failure of the Administrative Agent to obtain sufficient bids or publications in accordance with the terms hereof, the Alternate Base Rate shall be determined without regard to clause (b) or (c), or both, until the circumstances giving rise to such inability no longer exist. Any change in the Alternate Base Rate due to a change in the Average Weekly Three-Month Secondary CD Rate shall be effective on the effective date of such change in the CD Rate. Any change in the Alternate Base Rate due to a change in the Federal Funds Effective Rate shall be effective on the effective date of such change in the Federal Funds Effective Rate.


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            "APPLICABLE LAW" shall mean all provisions of statutes, rules, regulations and orders of governmental bodies or regulatory agencies applicable to a Person, and all orders and decrees of all courts and arbitrators in proceedings or actions in which the Person in question is a party.

            "APPLICABLE MARGIN" shall mean (i) for ABR Loans, the ABR Spread and
      (ii) for LIBOR Loans, the LIBOR Spread. Each Applicable Margin shall be subject to increase as provided in Section 2.22.

            "ASSESSMENT RATE" shall mean, for any day, the net annual assessment rate (rounded upwards, if necessary, to the next higher Basis Point) as most recently estimated by the Administrative Agent for determining the then current annual assessment payable by the Administrative Agent to the Federal Deposit Insurance Corporation (or any successor) for insurance by such Corporation (or such successor) of time deposits made in dollars at the Administrative Agent's domestic offices.

            "ASSIGNMENT AND ACCEPTANCE" shall mean an agreement in the form of Exhibit C hereto, executed by the assignor, assignee and the other parties as contemplated thereby.

            "AVIS" shall mean Avis Group Holdings, Inc., a Delaware corporation.

            "AVIS DEBT DOCUMENTS" shall mean the instruments and agreements pursuant to which any indebtedness of Avis or any of its Subsidiaries has been issued, is outstanding or is permitted to exist.

            "AVIS MERGER" shall mean the transaction pursuant to the Agreement and Plan of Merger, dated as of November 11, 2000 (the "Merger Agreement"), by and among Avis, the Borrower, PHH and Avis Acquisition Corp., a Delaware corporation and an indirect wholly-owned subsidiary of the Borrower ("Merger Sub") in which Merger Sub will merge with and into Avis and each outstanding share of class A common stock, par value $.01 per share of Avis (the "Common Stock"), other than shares of Common Stock held by any subsidiary of Avis, held in Avis' treasury, held by Cendant or any subsidiary of Cendant or held by stockholders who perfect their appraisal rights under Delaware law, will be converted into the right to receive $33.00 in cash.

            "AVIS SECURITIZATION INDEBTEDNESS" means (i) Indebtedness that finances or refinances Eligible Vehicles (but only to the extent actually used to finance or refinance Eligible Vehicles) and (ii) Indebtedness secured by Permitted Vehicle Collateral.

            "BASIS POINT" shall mean 1/100th of 1%.

            "BOARD" shall mean the Board of Governors of the Federal Reserve System.

            "BORROWING" shall mean a group of Term Loans of a single Interest Rate Type made by the Lenders on a single date and as to which a single Interest Period is in effect.

            "BORROWING REQUEST" shall mean a request made pursuant to Section
      2.5 in the form of Exhibit E.


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            "BUSINESS DAY" shall mean any day other than a Saturday, Sunday or other day on which banks in the State of New York are permitted to close; PROVIDED, HOWEVER, that when used in connection with a LIBOR Loan, the term "Business Day" shall also exclude any day on which banks are not open for dealings in Dollar deposits on the London Interbank Market.

            "CAPITAL LEASE" shall mean as applied to any Person, any lease of any property (whether real, personal or mixed) by that Person as lessee which, in accordance with GAAP, is or should be accounted for as a capital lease on the balance sheet of that Person.

            "CHANGE IN CONTROL" shall mean (i) the acquisition by any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the Securities and Exchange Commission thereunder as in effect on the Closing Date), directly or indirectly, beneficially or of record, of ownership or control of in excess of 30% of the voting common stock of the Borrower on a fully diluted basis at any time or (ii) if at any time, individuals who at the Closing Date constituted the Board of Directors of the Borrower (together with any new directors whose election by such Board of Directors or whose nomination for election by the shareholders of the Borrower, as the case may be, was approved by a vote of the majority of the directors then still in office who were either directors at the Closing Date or whose election or a nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors of the Borrower then in office.

            "CHASE" shall mean The Chase Manhattan Bank, a New York banking corporation.

            "CLOSING DATE" shall mean the date on which the conditions precedent to the making of the Term Loans as set forth in Section 4.1 have been satisfied or waived, which shall in no event be later than March 31, 2001.

            "CODE" shall mean the Internal Revenue Code of 1986 and the rules and regulations issued thereunder, as now and hereafter in effect, or any successor provision thereto.

            "CONSOLIDATED ASSETS" shall mean, at any date of determination, the total assets of the Borrower and its Consolidated Subsidiaries determined in accordance with GAAP.

            "CONSOLIDATED EBITDA" shall mean, without duplication, for any period for which such amount is being determined, the sum of the amounts for such period of (i) Consolidated Net Income, (ii) provision for taxes based on income, (iii) depreciation expense, (iv) Consolidated Interest Expense, (v) amortization expense, (vi) other non-cash items reducing Consolidated Net Income, plus (vii) any cash contributions by the Borrower and its Subsidiaries during such period into the Settlement Trust to the extent such cash contributions reduce Consolidated Net Income for such period minus (viii) any cash expenditures during such period to the extent such cash expenditures (x) did not reduce Consolidated Net Income for such period and (y) were applied against reserves that constituted non-cash items which reduced Consolidated Net Income during prior periods, all as determined on a consolidated basis for the Borrower and its Consolidated Subsidiaries in accordance with GAAP. Notwithstanding the foregoing, in calculating Consolidated EBITDA pro forma effect shall be given to each acquisition of a Subsidiary or any entity acquired in a merger in any relevant period for which the covenants set forth in Sections 6.7 and 6.8 are being calculated as if such acquisition had been made on the first day of such period.

            "CONSOLIDATED INTEREST EXPENSE" shall mean for any period for which such amount is being determined, total interest expense paid or payable in cash (including that properly attributable to Capital Leases in accordance with GAAP but excluding in any event all capitalized interest and amortization of debt discount and debt issuance costs) of the Borrower and its Consolidated Subsidiaries on a consolidated basis including, without limitation, all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financing and net cash costs (or minus net profits) under Interest Rate Protection Agreements MINUS, without duplication, any interest income of the Borrower and its Consolidated Subsidiaries on a consolidated basis during such period. Notwithstanding the foregoing, interest expense on any Avis Securitization Indebtedness, shall be deemed not to be included in Consolidated Interest Expense.

            "CONSOLIDATED NET INCOME" shall mean, for any period for which such amount is being determined, the net income (loss) of the Borrower and its Consolidated Subsidiaries during such period determined on a consolidated basis for such period taken as a single accounting period in accordance with GAAP, provided that there shall be excluded (i) income (or loss) of any Person (other than a Consolidated Subsidiary of the Borrower) in which the Borrower or any of its Consolidated Subsidiaries has an equity investment or comparable interest, except to the extent of the amount of dividends or other distributions actually paid to the Borrower or its Consolidated Subsidiaries by such Person during such period, (ii) the income of any Consolidated Subsidiary of the Borrower to the extent that the declaration or payment of dividends or similar distributions by that Consolidated Subsidiary of the income is not at the time permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Consolidated Subsidiary, (iii) any extraordinary after-tax gains and (iv) any extraordinary or unusual pretax losses.

            "CONSOLIDATED NET WORTH" shall mean, as of any date of determination, all items which in conformity with GAAP would be included under shareholders' equity on a consolidated balance sheet of the Borrower and its Subsidiaries at such date plus mandatorily redeemable preferred securities issued by Subsidiaries of the Borrower (other than PHH and its Subsidiaries). Consolidated Net Worth shall include the Borrower's equity interest in PHH.

            "CONSOLIDATED SUBSIDIARIES" shall mean all Subsidiaries of the Borrower that are required to be consolidated with the Borrower for financial reporting purposes in accordance with GAAP.


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            "CONSOLIDATED TOTAL INDEBTEDNESS" shall mean (i) the total amount of
      Indebtedness of the Borrower and its Consolidated Subsidiaries determined on a consolidated basis using GAAP principles of consolidation, which is, at the dates as of which Consolidated Total Indebtedness is to be determined, includable as liabilities on a consolidated balance sheet of the Borrower and its Subsidiaries, plus (ii) without duplication of any items included in Indebtedness pursuant to the foregoing clause (i), indebtedness of others which the Borrower or any of its Consolidated Subsidiaries has directly or indirectly assumed or guaranteed (but only to the extent so assumed or guaranteed) or otherwise provided credit support therefor, including without limitation, Guaranties; PROVIDED that any Avis Securitization Indebtedness shall not be deemed Indebtedness for the purposes of this definition. In addition, for purposes of this definition, the amount of Indebtedness at any time shall be reduced (but not to less than zero) by the amount of Excess Cash.

            "DEBT TO CAPITALIZATION RATIO" shall mean at any time the ratio of
      (x) Consolidated Total Indebtedness to (y) the sum of (i) Consolidated Total Indebtedness plus (ii) Consolidated Net Worth.

            "DEFAULT" shall mean any event, act or condition which with notice or lapse of time, or both, would constitute an Event of Default.

            "DOLLARS" and "$" shall mean lawful money of the United States of America.

            "ELIGIBLE LEASES" means open-end and closed-end automobile fleet leases originated by or on behalf of Avis or any of its Subsidiaries which are of a type customarily eligible for inclusion in a Qualified Securitization Transaction.

            "ELIGIBLE VEHICLES" shall mean the motor vehicle inventory of Avis or any of its Subsidiaries, in each case, whether held for sale, lease or rental purposes which are of a type customarily eligible for inclusion in a Qualified Securitization Transaction.

            "ENVIRONMENTAL LAWS" shall mean any and all federal, state, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decrees or requirements of any Governmental Authority regulating, relating to or imposing liability or standards of conduct concerning, any Hazardous Material or environmental protection or health and safety, as now or may at any time hereafter be in effect, including without limitation, the Clean Water Act also known as the Federal Water Pollution Control Act ("FWPCA"), 33 U.S.C.ss. 1251 ET SEQ., the Clean Air Act ("CAA"), 42 U.S.C. ss.ss. 7401 ET SEQ., the Federal Insecticide, Fungicide and Rodenticide Act ("FIFRA"), 7 U.S.C.ss.ss. 136 ET SEQ., the Surface Mining Control and Reclamation Act ("SMCRA"), 30 U.S.C.ss.ss. 1201 ET SEQ., the Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA"), 42 U.S.C.ss. 9601 ET SEQ., the Superfund Amendment and Reauthorization Act of 1986 ("SARA"), Public Law 99-499, 100 Stat. 1613, the Emergency Planning and Community Right to Know Act ("ECPCRKA"), 42 U.S.C.ss. 11001 ET SEQ., the Resource Conservation and Recovery Act ("RCRA"), 42 U.S.C.ss. 6901 ET SEQ., the Occupational Safety and Health Act as amended ("OSHA"), 29 U.S.C.ss. 655 and ss. 657, together, in

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      each case, with any amendment thereto, and the regulations adopted and publications promulgated thereunder and all substitutions thereof.

            "ENVIRONMENTAL LIABILITIES" shall mean any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower or any Subsidiary directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials,
      (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

            "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as such Act may be amended, and the regulations promulgated thereunder.

            "EVENT OF DEFAULT" shall have the meaning given such term in Article 7 hereof.

            "EXCESS CASH" shall mean all cash and cash equivalents of the Borrower and its Consolidated Subsidiaries at such time determined on a consolidated basis in accordance with GAAP in excess of $25,000,000.

            "FAIRFIELD" shall mean Fairfield Communities, Inc., a Delaware corporation.

            "FAIRFIELD DEBT DOCUMENTS" shall mean the instruments and agreements pursuant to which any indebtedness of Fairfield or any of its Subsidiaries has been issued, is outstanding or permitted to exist.

            "FAIRFIELD MERGER" shall mean the transaction pursuant to the Agreement and Plan of Merger, dated as of November 1, 2000, by and among the Borrower, Fairfield and Grand Slam Acquisition Corp., a Delaware corporation and subsidiary of the Borrower.

            "FLEET RECEIVABLES" means all receivables generated by Avis or any of its Subsidiaries from obligors under fleet maintenance contracts, fleet management contracts and fuel card contracts and any other service contracts billed together with Eligible Leases, which are of a type customarily eligible for inclusion in a Qualified Securitization Transaction.

            "FUNDAMENTAL DOCUMENTS" shall mean this Agreement, any Term Notes and any other ancillary documentation which is required to be, or is otherwise, executed by the Borrower and delivered to the Administrative Agent in connection with this Agreement.

            "GAAP" shall mean generally accepted accounting principles consistently applied (except for accounting changes in response to FASB releases or other authoritative pronouncements) provided, however, that all calculations made pursuant to Sections 6.7 and 6.8 and the related definitions shall have been computed based on such generally accepted accounting principles as are in effect on the Closing Date.

            "GOVERNMENTAL AUTHORITY" shall mean any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, or any court, in each case whether of the United States or foreign.

            "GRANTING LENDER" shall have the meaning assigned to such term in
      Section 9.3(k).

            "GUARANTY" shall mean, as to any Person, any direct or indirect obligation of such Person guaranteeing or intended to guarantee any Indebtedness, Capital Lease, dividend or other monetary obligation ("primary obligation") of any other Person (the "primary obligor") in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent, (a) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (b) to advance or supply funds (i) for the purchase or payment of any such primary obligation or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (c) to purchase property, securities or services, in each case, primarily for the purpose of assuring the owner of any such primary obligation of the repayment of such primary obligation or (d) as a general partner of a partnership or a joint venturer of a joint venture in respect of indebtedness of such partnership or such joint venture which is treated as a general partnership for purposes of Applicable Law. The amount of any Guaranty shall be deemed to be an amount equal to the stated or determinable amount (or portion thereof) of the primary obligation in respect of which such Guaranty is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder); PROVIDED, HOWEVER, that the amount of any Guaranty shall be limited to the extent necessary so that such amount does not exceed the value of the assets of such Person (as reflected on a consolidated balance sheet of such Person prepared in accordance with GAAP) to which any creditor or beneficiary of such Guaranty would have recourse. Notwithstanding the foregoing definition, the term "Guaranty" shall not include any direct or indirect obligation of a Person as a general partner of a general partnership or a joint venturer of a joint venture in respect of Indebtedness of such general partnership or joint venture, to the extent such Indebtedness is contractually non-recourse to the assets of such Person as a general partner or joint venturer (other than assets comprising the capital of such general partnership or joint venture).

            "HAZARDOUS MATERIALS" shall mean any flammable materials, explosives, radioactive materials, hazardous materials, hazardous wastes, hazardous or toxic substances, or similar materials defined as such in any Environmental Law.

            "HOTEL SUBSIDIARY" shall mean any Subsidiary of the Borrower which
      (a) is engaged as its principal activity in the hotel franchising business or related activities or (b) owns or licenses from a Person other than the Borrower or another Subsidiary, any proprietary right related to the hotel franchising business.

            "INDEBTEDNESS" shall mean (without double counting), at any time and with respect to any Person, (i) indebtedness of such Person for borrowed money (whether by loan or the issuance and sale of debt securities) or for the deferred purchase price of property or services purchased (other than amounts constituting trade payables arising in the ordinary course and payable within 180 days); (ii) indebtedness of others which such Person has directly or indirectly assumed or guaranteed (but only to the extent so assumed or guaranteed) or otherwise provided credit support therefor, including without limitation, Guaranties; (iii) indebtedness of others secured by a Lien on assets of such Person, whether or not such Person shall have assumed such indebtedness (but only to the extent of the fair market value of such assets); (iv) obligations of such Person in respect of letters of credit, acceptance facilities, or drafts or similar instruments issued or accepted by banks and other financial institutions for the account of such Person (other than trade payables arising in the ordinary course and payable within 180 days); or (v) obligations of such Person under Capital Leases.

            "INTEREST COVERAGE RATIO" shall mean, for each period for which it is to be determined, the ratio of (i) Consolidated EBITDA to (ii) Consolidated Interest Expense.

            "INTEREST PAYMENT DATE" shall mean, with respect to any Borrowing, the last day of the Interest Period applicable thereto and, in the case of a LIBOR Borrowing with an Interest Period of more than three months' duration, each day that would have been an Interest Payment Date had successive Interest Periods of three months' duration been applicable to such Borrowing, and, in addition, the date of any refinancing or conversion of a Borrowing with, or to, a Borrowing of a different Interest Rate Type.

            "INTEREST PERIOD" shall mean (a) as to any LIBOR Borrowing, the period commencing on the date of such Borrowing, and ending (i) one week after the date of such Borrowing or (ii) on the numerically corresponding day (or, if there is no numerically corresponding day, on the last day) in the calendar month that is 1, 2, 3, 6 or, subject to each Lender's approval, 12 months thereafter, as the Borrower may elect, and (b) as to any ABR Borrowing, the period commencing on the date of such Borrowing and ending on the earliest of (i) the next succeeding March 31, June 30, September 30 or December 31, commencing March 31, 2001, (ii) the Maturity Date and (iii) the date such Borrowing is refinanced with a Borrowing of a different Interest Rate Type in accordance with Section 2.6 or is prepaid in accordance with Section 2.13; PROVIDED, HOWEVER, that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless, in the case of LIBOR Loans only, such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, and (ii) no Interest Period with respect to any LIBOR Borrowing may be selected which would result in any LIBOR Loans having Interest Periods ending after the Maturity Date. Interest shall accrue from, and including, the first day of an Interest Period to, but excluding, the last day of such Interest Period.

            "INTEREST RATE PROTECTION AGREEMENT" shall mean any interest rate swap agreement, interest rate cap agreement or other similar financial agreement or arrangement.

            "INTEREST RATE TYPE" when used in respect of any Term Loan or Borrowing, shall refer to the Rate by reference to which interest on such Term Loan or on the Term Loans comprising such Borrowing is determined. For purposes hereof, "Rate" shall include LIBOR and the Alternate Base Rate.

            "LENDER and "LENDERS" shall mean the financial institutions whose names appear on the signature pages hereof and any assignee of a Lender pursuant to Section 9.3(b).

            "LENDING OFFICE" shall mean, with respect to any of the Lenders, the branch or branches (or affiliate or affiliates) from which any such Lender's LIBOR Loans or ABR Loans, as the case may be, are made or maintained and for the account of which all payments of principal of, and interest on, such Lender's LIBOR Loans or ABR Loans are made, as notified to the Administrative Agent from time to time.

            "LIBOR" shall mean, with respect to each day during each Interest Period pertaining to a LIBOR Loan, the rate per annum determined on the basis of the rate for deposits in Dollars for a period equal to such Interest Period commencing on the first day of such Interest Period appearing on Page 3750 of the Telerate screen (or any successor page thereto) as of 11:00 A.M., London time, two Business Days prior to the beginning of such Interest Period. In the event that such rate does not appear on Page 3750 of the Telerate screen (or otherwise on such screen), "LIBOR" shall be determined by reference to such other comparable publicly available service for displaying eurodollar rates as may be selected by the Administrative Agent or, in the absence of such availability, by reference to the rate at which the Administrative Agent is offered Dollar deposits at or about 11:00 A.M., New York City time, two Business Days prior to the beginning of such Interest Period in the interbank eurodollar market where its eurodollar and foreign currency and exchange operations are then being conducted for delivery on the first day of such Interest Period for the number of days comprised therein.

            "LIBOR BORROWING" shall mean a Borrowing comprised of LIBOR Loans.

            "LIBOR LOAN" shall mean any Term Loan bearing interest at a rate determined by reference to LIBOR in accordance with the provisions of
      Article 2.

            "LIBOR SPREAD" shall mean 1.25%.

            "LIEN" shall mean any mortgage, pledge, security interest, encumbrance, lien or charge of any kind whatsoever (including any conditional sale or other title retention agreement, any lease in the nature thereof or agreement to give any financing statement under the Uniform Commercial Code of any jurisdiction).

            "MARGIN STOCK" shall be as defined in Regulation U of the Board.

            "MATERIAL ADVERSE EFFECT" shall mean a material adverse effect on the business, assets, operations or condition, financial or otherwise, of the Borrower and its Subsidiaries taken as a whole (it is understood that, for purposes of this definition, the accounting irregularities and errors disclosed in the Borrower's report on Form 10-K for the period ending December 31, 1999 filed with the Securities and Exchange Commission and the class action lawsuits disclosed therein and other class action lawsuits arising as a result of the accounting irregularities and errors disclosed therein do not constitute a Material Adverse Effect).

            "MATERIAL SUBSIDIARY" shall mean (i) any Subsidiary of the Borrower which, together with its Subsidiaries at the time of determination, holds, or, solely with respect to Sections 7(f) and 7(g), any group of Subsidiaries which, if merged into each other at the time of determination would hold, assets constituting 10% or more of Consolidated Assets or accounts for 10% or more of Consolidated EBITDA for the Rolling Period immediately preceding the date of determination or (ii) any Subsidiary of the Borrower which holds material trademarks, tradenames or other intellectual property rights.

            "MATURITY DATE" shall mean February 22, 2004.

            "MOODY'S" shall mean Moody's Investors Service Inc.

            "MULTIEMPLOYER PLAN" shall mean a plan described in Section 3(37) of ERISA.

            "OBLIGATIONS" shall mean the obligation of the Borrower to make due and punctual payment of principal of, and interest on, the Term Loans and all other monetary obligations of the Borrower to the Administrative Agent or any Lender under this Agreement, the Term Notes or the Fundamental Documents or with respect to any Interest Rate Protection Agreements entered into between the Borrower and any Lender.

            "PBGC" shall mean the Pension Benefit Guaranty Corporation or any successor thereto.

            "PERMITTED ENCUMBRANCES" shall mean Liens permitted under Section
      6.5 hereof.

            "PERMITTED VEHICLE COLLATERAL" means, as of any date of determination:

                  (1) the collateral securing Avis Securitization Indebtedness and consisting of Eligible Vehicles and receivables, or a beneficial interest therein, arising from the disposition of Eligible Vehicles and the proceeds thereof;

                  (2) Eligible Leases and Fleet Receivables, or a beneficial interest therein, transferred to a Securitization Entity in connection with a Qualified Securitization Transaction and the proceeds thereof;

                  (3) any related assets which are customarily transferred, or in respect of which security interests are customarily granted, in connection with asset securitizations involving Eligible Vehicles or Eligible Leases; and

                  (4) any proceeds of any of the foregoing.

            "PERSON" shall mean any natural person, corporation, division of a corporation, partnership, trust, joint venture, association, company, estate, unincorporated organization or government or any agency or political subdivision thereof.

            "PHH" shall mean PHH Corporation, a Maryland corporation.

            "PLAN" shall mean an employee pension benefit plan described in
      Section 3(2) of ERISA, other than a Multiemployer Plan.

            "PRO FORMA BASIS" shall mean in connection with any transaction for which a determination on a Pro Forma Basis is required to be made hereunder, that such determination shall be made (i) after giving effect to any issuance of Indebtedness, any acquisition, any disposition or any other transaction (as applicable) and (ii) assuming that the issuance of Indebtedness, acquisition, disposition or other transaction and, if applicable, the application of any proceeds therefrom, occurred at the beginning of the most recent Rolling Period ending at least thirty (30) days prior to the date on which such issuance of Indebtedness, acquisition, disposition or other transaction occurred.

            "PURCHASE MONEY NOTE" means a promissory note of a Securitization Entity evidencing a line of credit, which may be irrevocable, from Avis or any of its Subsidiaries to a Securitization Entity or representing the deferred purchase price for the purchase of assets by such Securitization Entity from Avis or any of its Subsidiaries, in each case in connection with a Qualified Securitization Transaction, which note is repayable from cash available to the Securitization Entity, other than amounts required to be established as reserves pursuant to agreements, amounts paid to investors in respect of interest, principal and other amounts owing to such investors and amounts paid in connection with the purchase of Eligible Vehicles, Eligible Leases, Fleet Receivables or a beneficial interest therein.

            "QUALIFIED SECURITIZATION TRANSACTION" means any transaction or series of transactions that may be entered into by Avis or any of its Subsidiaries pursuant to which Avis or any of its Subsidiaries may sell, convey or otherwise transfer to (1) a Securitization Entity (in the case of a transfer by Avis or any of its Subsidiaries) or (2) any other Person (in the case of a transfer by a Securitization Entity), or may grant a security interest in, any Permitted Vehicle Collateral (whether now existing or arising in the future) of Avis or any of its Subsidiaries, and any assets related thereto including, without limitation, the proceeds of such Permitted Vehicle Collateral.

            "REPORTABLE EVENT" shall mean any reportable event as defined in
      Section 4043(b) of ERISA, other than a reportable event as to which provision for 30-day notice to the PBGC would be waived under applicable regulations had the regulations in effect on the Closing Date been in effect on the date of occurrence of such reportable event.

            "REQUIRED LENDERS" shall mean at any time Lenders holding 51% of the aggregate principal amount of the Term Loans at the time outstanding.

            "ROLLING PERIOD" shall mean with respect to any fiscal quarter, such fiscal quarter and the three immediately preceding fiscal quarters considered as a single accounting period.

            "S&P" shall mean Standard & Poor's Ratings Services.

            "SECURITIZATION ENTITY" means a Subsidiary of Avis (or another Person in which Avis or any of its Subsidiaries makes an investment or to which Avis or any of its Subsidiaries transfers Permitted Vehicle Collateral or an interest in Permitted Vehicle Collateral) which engages in no activities other than in connection with the ownership, leasing, operation and financing of Eligible Vehicles and other Permitted Vehicle Collateral and which is designated by the board of directors of Avis as a Securitization Entity and as to which:

                  (1) no portion of the Indebtedness or any other obligations
            (contingent or otherwise) of which:

                        (a) is guaranteed by Avis or any of its Subsidiaries
                  (excluding guarantees of obligations (other than the principal of, and interest on, Indebtedness) pursuant to Standard Securitization Undertakings);

                        (b) is recourse to or obligates Avis or any of its Subsidiaries in any way other than pursuant to Standard Securitization Undertakings; or

                        (c) subjects any property or asset of Avis or any of its
                  Subsidiaries (other than a Securitization Entity), directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings;

                  (2) neither Avis nor any of its Subsidiaries has any material contract, agreement, arrangement or understanding (except in connection with a Purchase Money Note or Qualified Securitization Transaction) other than on terms no less favorable to Avis or such Subsidiary of Avis than those that might be obtained at the time from Persons that are not Affiliates of Avis, other than fees payable in the ordinary course of business in connection with servicing Permitted Vehicle Collateral; and

                  (3) neither Avis nor any of its Subsidiaries has any
            obligation to maintain or preserve such entity's financial condition or cause such entity to achieve certain levels of operating results.

            "SETTLEMENT" shall mean the settlement of a consolidated class action lawsuit pending against the Borrower styled In re Cendant Corporation Litigation, No. 98-CV-1664 (WHW)(D.N.J.).

            "SETTLEMENT AGREEMENT" shall mean the Stipulation of Settlement with the Borrower and Certain Other Defendants, executed March 17, 2000.

            "SETTLEMENT TRUST" shall mean the escrow account established pursuant to the Settlement Agreement.

            "SPC" shall have the meaning assigned to such term in Section
      9.3(k).

            "STANDARD SECURITIZATION UNDERTAKINGS" means representations, warranties, covenants and indemnities entered into by Avis or any of its Subsidiaries which are reasonably customary in securitizations of vehicles and vehicle leases.

            "STATUTORY RESERVES" shall mean a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board and any other banking authority to which the Administrative Agent or any Lender is subject, for Eurocurrency Liabilities (as defined in Regulation D). Such reserve percentages shall include those imposed under Regulation D. LIBOR Loans shall be deemed to constitute Eurocurrency Liabilities and as such shall be deemed to be subject to such reserve requirements without benefit of or credit for proration, exceptions or offsets which may be available from time to time to any Lender under Regulation D. Statutory Reserves shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

            "SUBSIDIARY" shall mean with respect to any Person, any corporation, association, joint venture, partnership or other business entity (whether now existing or hereafter organized) of which at least a majority of the voting stock or other ownership interests having ordinary voting power for the election of directors (or the equivalent) is, at the time as of which any determination is being made, owned or controlled by such Person or one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries of such Person; PROVIDED that for purposes of Sections 6.1, 6.5, 6.6, 6.7 and 6.8 hereof, PHH and its Subsidiaries shall be deemed not to be Subsidiaries of the Borrower except that (a) Consolidated Net Worth shall be calculated in accordance with the definition thereof and (b) in calculating Consolidated EBITDA for any fiscal quarter the amount of any cash dividends or any other cash distributions actually paid by PHH or any Subsidiary of PHH to the Borrower and its Subsidiaries (excluding the Subsidiaries of PHH) (i) during such period and (ii) up to the time of the delivery of the certificate pursuant to Section 5.1(c) hereof related to such period shall be included in such calculation. Any such cash dividends and distributions received from PHH and its Subsidiaries in one period and included in calculating Consolidated EBITDA for any prior period shall not be included in calculating Consolidated EBITDA for any fiscal quarter ending on or after the first anniversary of the date such dividends and distributions are received.

            "TERM LOANS" shall mean the Term Loans made by the Lenders to the Borrower pursuant to a notice given by the Borrower under Section 2.5. Each Term Loan shall be a LIBOR Loan or an ABR Loan.

            "TERM NOTE" shall have the meaning assigned to such term in Section 2.8.

2.    THE TERM LOANS

            SECTION 2.1. COMMITMENTS.

            Subject to the terms and conditions hereof and relying upon the representations and warranties herein set forth, each Lender agrees, severally and not jointly, to make Term Loans to the Borrower, on a single borrowing date at any time on and after the Closing Date and prior to March 31, 2001 in an aggregate principal amount at any time outstanding not to exceed the amount set forth opposite such Lender's name on Schedule 2.1.

            SECTION 2.2. TERM LOANS.

            (a) Term Loans shall be made as part of a Borrowing consisting of Term Loans made by the Lenders ratably in accordance with the amounts set forth in Schedule 2.1; provided, however, that the failure of any Lender to make any Term Loan shall not in itself relieve any other Lender of its obligation to lend hereunder (it being understood, however, that no Lender shall be responsible for the failure of any other Lender to make any Term Loan required to be made by such other Lender). The Term Loans comprising any Borrowing shall be (i) in the case of LIBOR Loans, in an aggregate principal amount that is an integral multiple of $5,000,000 and not less than $10,000,000 and (ii) in the case of ABR Loans, in an aggregate principal amount that is an integral multiple of $500,000 and not less than $5,000,000.

            (b) Each Borrowing shall be comprised entirely of LIBOR Loans or ABR Loans, as the Borrower may request pursuant to Section 2.4 or 2.5, as applicable. Each Lender may at its option make any LIBOR Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Term Loan, provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Term Loan in accordance with the terms of this Agreement and the applicable Term Note. Borrowings of more than one Interest Rate Type may be outstanding at the same time; provided, however, that the Borrower shall not be entitled to request any Borrowing that, if made, would result in an aggregate of more than 9 separate Borrowings being outstanding hereunder at any one time. For purposes of the calculation required by the immediately preceding sentence, LIBOR Loans having different Interest Periods, regardless of whether they commence on the same date, shall be considered separate Borrowing, and all Borrowings of a single Interest Rate Type made on a single date shall be considered a single Borrowing if such Borrowings have a common Interest Period.

            (c) Subject to Section 2.6, each Lender shall make the Term Loan to be made by it hereunder on the proposed date thereof by making funds available at the offices of the Administrative Agent's Agent Bank Services Department, 1 Chase Manhattan Plaza, 8th Floor, New York, New York 10081, Attention: Sharon Hambousi, for credit to Cendant Corporation Clearing Account, Account No. 144812905 (Reference: Cendant Corporation Term Loan Agreement dated as of February 22, 2001) no later than 1:00 P.M. New York City time in Federal or other immediately available funds. Upon receipt of the funds to be made available by the Lenders to fund any Borrowing hereunder, the Administrative Agent shall disburse such funds by depositing them into an account of the Borrower maintained with the Administrative Agent. Term Loans shall be made by all the Lenders pro rata in accordance with Section 2.1 and this Section 2.2.

            (d) Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request any Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.

            SECTION 2.3. USE OF PROCEEDS.

            The proceeds of the Term Loans shall be used by the Borrower for working capital and general corporate purposes of the Borrower and its Subsidiaries.

            SECTION 2.4. RESERVED.

            SECTION 2.5. BORROWING PROCEDURE.

            In order to effect a Borrowing, the Borrower shall hand deliver or telecopy to the Administrative Agent a Borrowing Request in the form of Exhibit E (a) in the case of a LIBOR Borrowing, not later than 12:00 (noon), New York City time, three Business Days before a proposed Borrowing, and (b) in the case of an ABR Borrowing, not later than 12:00 (noon), New York City time, on the day of a proposed Borrowing. Such Borrowing Request shall be irrevocable and shall in each case specify (a) whether the Borrowing then being requested is to be a LIBOR Borrowing or an ABR Borrowing, (b) the date of such Borrowing (which shall be a Business Day) and the amount thereof and (c) if such Borrowing is to be a LIBOR Borrowing, the Interest Period with respect thereto. If no election as to the Interest Rate Type of a Borrowing is specified in any such Borrowing Request, then the requested Borrowing shall be an ABR Borrowing. If no Interest Period with respect to any LIBOR Borrowing is specified in any such Borrowing Request, then the Borrower shall be deemed to have selected an Interest Period of one month's duration. If the Borrower shall not have given a Borrowing Request in accordance with this Section 2.5 of its election to refinance a Borrowing prior to the end of the Interest Period in effect for such Borrowing, then the Borrower shall (unless such Borrowing is repaid at the end of such Interest Period) be deemed to have given notice of an election to refinance such Borrowing with an ABR Borrowing. The Administrative Agent shall promptly advise the Lenders of any notice given pursuant to this Section 2.5 and of each Lender's portion of the requested Borrowing.

            SECTION 2.6. REFINANCINGS.

            The Borrower may refinance all or any part of any Borrowing with a Borrowing of the same or a different Interest Rate Type pursuant to a Borrowing Request under Section 2.5, subject to the conditions and limitations set forth herein and elsewhere in this Agreement; PROVIDED, HOWEVER, that at any time after the occurrence, and during the continuation, of a Default or an Event of Default, a Borrowing or portion thereof may only be refinanced with an ABR Borrowing. Any Borrowing or part thereof so refinanced shall be deemed to be repaid in accordance with Section 2.8 with the proceeds of a new Borrowing hereunder and the proceeds of the new Borrowing, which will repay the Borrowing being refinanced, shall not be paid by the Lenders to the Administrative Agent or by the Administrative Agent to the Borrower, and each new Borrowing will merely reflect a new or continued interest rate option.

            SECTION 2.7. FEES.

            (a) The Borrower agrees to pay the Administrative Agent, for its own account, the fees at the times and in the amounts provided for in the letter agreement dated February 22, 2001 among the Borrower, Chase and JP Morgan, a division of Chase Securities Inc.

            (b) All fees shall be paid on the dates due, in immediately available funds, to the Administrative Agent for distribution, if and as appropriate, among the Lenders. Once paid, none of the fees shall be refundable under any circumstances.

            SECTION 2.8. REPAYMENT OF TERM LOANS; EVIDENCE OF DEBT.

            (a) The Term Loans shall mature in three installments occurring on August 22, 2002, May 22, 2003 and February 22, 2004. Such installments shall be in the amount of $216,666,666.66, $216,666,666.67 and $216,666,666.67,
respectively.

            (b) The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Term Loan of such Lender on the dates and in the amounts set forth in paragraph (a) above (or such earlier date on which the Term Loans become due and payable pursuant to Article 7). The Borrower hereby further agrees to pay interest on the unpaid principal amount of the Term Loans from time to time outstanding from the date hereof until payment in full thereof at the rates per annum, and on the dates, set forth in Section 2.9.

            (c) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing indebtedness of the Borrower to such Lender resulting from the Term Loans of such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement.

            (d) The Administrative Agent shall maintain the Register pursuant to
Section 9.3(e), and a subaccount therein for each Lender, in which shall be recorded (i) the amount of each Term Loan made hereunder, the Interest Rate Type thereof and each Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) both the amount of any sum received by the Administrative Agent hereunder from the Borrower and each Lender's share thereof.

            (e) The entries made in the Register and the accounts of each Lender maintained pursuant to Section 2.8 shall, to the extent permitted by applicable law, be prima facie evidence of the existence and amounts of the obligations of the Borrower therein recorded; provided, however, that the failure of any Lender or the Administrative Agent to maintain the Register or any such account, or any error therein, shall not in any manner affect the obligation of the Borrower to repay (with applicable interest) the Term Loans made to the Borrower by such Lender in accordance with the terms of this Agreement.

            (f) The Borrower agrees that, upon the request to the Administrative Agent by any Lender, the Borrower will execute and deliver to such Lender a promissory note of the Borrower evidencing the Term Loans of such Lender, substantially in the form of Exhibit A with appropriate insertions as to date and principal amount (a "Term Note").

            SECTION 2.9. INTEREST ON TERM LOANS.

            (a) Subject to the provisions of Section 2.10, the Term Loans comprising each LIBOR Borrowing shall bear interest (computed on the basis of the actual number of days elapsed over a year of 360 days) at a rate per annum equal to LIBOR for the Interest Period in effect for such Borrowing plus the Applicable Margin therefor from time to time in effect. Interest on each LIBOR Borrowing shall be payable on each applicable Interest Payment Date.

            (b) Subject to the provisions of Section 2.10, the Term Loans comprising each ABR Borrowing shall bear interest (computed on the basis of the actual number of days elapsed over a year of 365 or 366 days, as the case may be, when determined by reference to the Prime Rate and over a year of 360 days at all other times) at a rate per annum equal to the Alternate Base Rate plus the Applicable Margin therefor from time to time in effect.

            (c) Interest on each Term Loan shall be payable in arrears on each Interest Payment Date applicable to such Term Loan. LIBOR or the Alternate Base Rate for each Interest Period or day within an Interest Period shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

            SECTION 2.10. INTEREST ON OVERDUE AMOUNTS.

            If the Borrower shall default in the payment of the principal of, or interest on, any Term Loan or any other amount becoming due hereunder, the Borrower shall on demand from time to time pay interest, to the extent permitted by Applicable Law, on such defaulted amount up to (but not including) the date of actual payment (after as well as before judgment) at a rate per annum computed on the basis of the actual number of days elapsed over a year of 365 or 366 days, as applicable, in the case of amounts bearing interest determined by reference to the Prime Rate and a year of 360 days in all other cases, equal to
(a) in the case of the remainder of the then current Interest Period for any LIBOR Loan, the rate applicable to such Term Loan under Section 2.9 plus 2% per annum and (b) in the case of any other amount, the rate that would at the time be applicable to an ABR Loan under Section 2.9 plus 2% per annum.

            SECTION 2.11. ALTERNATE RATE OF INTEREST.

            In the event, and on each occasion, that on the day two Business Days prior to the commencement of any Interest Period for a LIBOR Loan, the Administrative Agent shall have determined that Dollar deposits in the amount of the requested principal amount of such LIBOR Loan are not generally available in the London Interbank Market, or that the rate at which such Dollar deposits are being offered will not adequately and fairly reflect the cost to any Lender of making or maintaining its portion of such LIBOR Loans during such Interest Period, or that reasonable means do not exist for ascertaining LIBOR, the Administrative Agent shall, as soon as practicable thereafter, give written or telecopier notice of such determination to the Borrower and the Lenders. In the event of any such determination, until the Administrative Agent shall have determined that circumstances giving rise to such notice no longer exist, any request by the Borrower for a LIBOR Borrowing pursuant to Section 2.5 shall be deemed to be a request for an ABR Loan. Each determination by the Administrative Agent hereunder shall be conclusive absent manifest error.

            SECTION 2.12. RESERVED.

            SECTION 2.13. PREPAYMENT OF TERM LOANS.

            (a) Prior to the Maturity Date, the Borrower shall have the right at any time to prepay any Borrowing, in whole or in part, subject to the requirements of Section 2.17 but otherwise without premium or penalty, upon prior written or telecopy notice to the Administrative Agent before 12:00 noon New York City time at least one Business Day in the case of an ABR Loan and at least three Business Days in the case of a LIBOR Loan; provided, however, that each such partial prepayment shall be in an integral multiple of $5,000,000 and in a minimum aggregate principal amount of $10,000,000.

            (b) Each notice of prepayment pursuant to Section 2.13 shall specify the specific Borrowing(s), the prepayment date and the aggregate principal amount of each Borrowing to be prepaid, shall be irrevocable and shall commit the Borrower to prepay such Borrowing(s) by the amount stated therein. All prepayments under this Section 2.13 shall be accompanied by the payment of unpaid accrued interest on the principal amount being prepaid to the date of prepayment. Prepayments of the Term Loans shall be applied to the remaining installments thereof in the direct order of maturity. Any amounts prepaid pursuant to this Section 2.13 may not be reborrowed.

            SECTION 2.14. EURODOLLAR RESERVE COSTS.

            The Borrower shall pay to the Administrative Agent for the account of each Lender, so long as such Lender shall be required under regulations of the Board to maintain reserves with respect to liabilities or assets consisting of, or including, Eurocurrency Liabilities (as defined in Regulation D of the Board), additional interest on the unpaid principal amount of each LIBOR Loan made to the Borrower by such Lender, from the date of such Term Loan until such Term Loan is paid in full, at an interest rate per annum equal at all times during each Interest Period for such Term Loan to the remainder obtained by subtracting (i) LIBOR for such Interest Period from (ii) the rate obtained by multiplying LIBOR as referred to in clause (i) above by the Statutory Reserves of such Lender for such Interest Period. Such additional interest shall be determined by such Lender and notified to the Borrower (with a copy to the Administrative Agent) not later than five Business Days before the next Interest Payment Date for such Term Loan, and such additional interest so notified to the Borrower by any Lender shall be payable to the Administrative Agent for the account of such Lender on each Interest Payment Date for such Term Loan.

            SECTION 2.15. RESERVE REQUIREMENTS; CHANGE IN CIRCUMSTANCES.

            (a) Notwithstanding any other provision herein, if after the date of this Agreement any change in Applicable Law or regulation or in the interpretation or administration thereof by any Governmental Authority charged with the interpretation or administration thereof (whether or not having the force of law) (i) shall subject any Lender to, or increase the net amount of, any tax, levy, impost, duty, charge, fee, deduction or withholding with respect to any LIBOR Loan, or shall change the basis of taxation of payments to any Lender of the principal of or interest on any LIBOR Loan made by such Lender or any other fees or amounts payable hereunder (other than (x) taxes imposed on the overall net income of such Lender by the jurisdiction in which such Lender has its principal office or its applicable Lending Office or by any political subdivision or taxing authority therein (or any tax which is enacted or adopted by such jurisdiction, political subdivision or taxing authority as a direct substitute for any such taxes) or

(y) any tax, assessment, or other governmental charge that would not have been imposed but for the failure of any Lender to comply with any certification, information, documentation or other reporting requirement), (ii) shall impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender, or (iii) shall impose on any Lender or the London Interbank Market any other condition affecting this Agreement or any LIBOR Loan made by such Lender, and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any LIBOR Loan or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or otherwise) in respect thereof by an amount deemed in good faith by such Lender to be material, then the Borrower shall pay such additional amount or amounts as will compensate such Lender for such increase or reduction to such Lender upon demand by such Lender.

            (b) If, after the date of this Agreement, any Lender shall have determined in good faith that the adoption after the date hereof of any applicable law, rule, regulation or guideline regarding capital adequacy, or any change therein, or any change in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender (or any Lending Office of such Lender) with any request or directive regarding capital adequacy (whether or not having the force of law) of any such Governmental Authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on such Lender's capital or on the capital of the Lender's holding company, if any, as a consequence of its obligations hereunder to a level below that which such Lender (or its holding company) could have achieved but for such applicability, adoption, change or compliance (taking into consideration such Lender's policies or the policies of its holding company, as the case may be, with respect to capital adequacy) by an amount deemed by such Lender to be material, then, from time to time, the Borrower shall pay to the Administrative Agent for the account of such Lender such additional amount or amounts as will compensate such Lender for such reduction upon demand by such Lender.

            (c) A certificate of a Lender setting forth in reasonable detail (i) such amount or amounts as shall be necessary to compensate such Lender as specified in paragraph (a) or (b) above, as the case may be, and (ii) the calculation of such amount or amounts referred to in the preceding clause (i), shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay the Administrative Agent for the account of such Lender the amount shown as due on any such certificate within 10 Business Days after its receipt of the same.

            (d) Failure on the part of any Lender to demand compensation for any increased costs or reduction in amounts received or receivable or reduction in return on capital with respect to any Interest Period shall not constitute a waiver of such Lender's rights to demand compensation for any increased costs or reduction in amounts received or receivable or reduction in return on capital with respect to such Interest Period or any other Interest Period. The protection of this Section 2.14 shall be available to each Lender regardless of any possible contention of invalidity or inapplicability of the law, regulation or condition which shall have been imposed.

            (e) Each Lender agrees that, as promptly as practicable after it becomes aware of the occurrence of an event or the existence of a condition that
(i) would cause it to incur any increased cost under this Section 2.15, Section
2.16 or Section 2.21 or (ii) would require the Borrower to pay an increased amount under this Section 2.15, Section 2.16 or Section 2.21, it will use reasonable efforts to notify the Borrower of such event or condition and, to the extent not inconsistent with such Lender's internal policies, will use its reasonable efforts to make, fund or maintain the affected Term Loans of such Lender through another Lending Office of such Lender if as a result thereof the additional monies which would otherwise be required to be paid or the reduction of amounts receivable by such Lender thereunder in respect of such Term Loans would be materially reduced, or any inability to perform would cease to exist, or the increased costs which would otherwise be required to be paid in respect of such Term Loans pursuant to this Section 2.15, Section 2.16 or Section 2.21 would be materially reduced or the taxes or other amounts otherwise payable under this Section 2.15, Section 2.16 or Section 2.21 would be materially reduced, and if, as determined by such Lender, in its sole discretion, the making, funding or maintaining of such Term Loans through such other Lending Office would not otherwise materially adversely affect such Term Loans or such Lender.

            (f) In the event any Lender shall have delivered to the Borrower a notice that LIBOR Loans are no longer available from such Lender pursuant to
Section 2.16, that amounts are due to such Lender pursuant to paragraph (c) hereof or that any of the events designated in paragraph (e) hereof have occurred, the Borrower may (but subject in any such case to the payments required by Section 2.17), provided that there shall exist no Default or Event of Default, upon at least five Business Days' prior written or telecopier notice to such Lender and the Administrative Agent, but not more than 30 days after receipt of notice from such Lender, identify to the Administrative Agent a lending institution reasonably acceptable to the Administrative Agent which will purchase the amount of outstanding Term Loans from the Lender providing such notice and such Lender shall thereupon assign any Term Loans owing to such Lender and Term Notes held by such Lender to such replacement lending institution pursuant to Section 9.3. Such notice shall specify an effective date for such assignment and at the time thereof, the Borrower shall pay all accrued interest and all other amounts (including without limitation all amounts payable under this Section) owing hereunder to such Lender as at such effective date for such assignment.

            SECTION 2.16. CHANGE IN LEGALITY.

            (a) Notwithstanding anything to the contrary herein contained, if any change in any law or regulation or in the interpretation thereof by any Governmental Authority charged with the administration or interpretation thereof shall make it unlawful for any Lender to make or maintain any LIBOR Loan or to give effect to its obligations as contemplated hereby, then, by written notice to the Borrower and to the Administrative Agent, such Lender may:

            (b) declare that LIBOR Loans will not thereafter be made by such Lender hereunder, whereupon the Borrower shall be prohibited from requesting LIBOR Loans from such Lender hereunder unless such declaration is subsequently withdrawn; and

            (c) require that all outstanding LIBOR Loans made by it be converted to ABR Loans, in which event (A) all such LIBOR Loans shall be automatically converted to ABR Loans as of the effective date of such notice as provided in Section 2.16(b) and (B) all payments and prepayments of principal which would otherwise have been applied to repay the converted LIBOR Loans shall instead be applied to repay the ABR Loans resulting from the conversion of such LIBOR Loans.

            (d) For purposes of this Section 2.16, a notice to the Borrower by any Lender pursuant to Section 2.16(a) shall be effective on the date of receipt thereof by the Borrower.

      SECTION 2.17. REIMBURSEMENT OF LENDERS.

            (a) The Borrower shall reimburse each Lender on demand for any loss incurred or to be incurred by it in the reemployment of the funds released (i) by any prepayment (for any reason) or refinancing of any LIBOR Loan if such LIBOR Loan is repaid or refinanced other than on the last day of the applicable Interest Period for such Term Loan or (ii) in the event that after the Borrower delivers a notice of borrowing under Section 2.5 in respect of LIBOR Loans, the applicable Term Loan is not made on the first day of the Interest Period specified by the Borrower for any reason other than (I) a suspension or limitation under Section 2.16 of the right of the Borrower to select a LIBOR Loan or (II) a breach by a Lender of its obligations hereunder. In the case of such failure to borrow, such loss shall be the amount as reasonably determined by such Lender as the excess, if any of (A) the amount of interest which would have accrued to such Lender on the amount not borrowed, at a rate of interest equal to the interest rate applicable to such Term Loan pursuant to Section 2.9, for the period from the date of such failure to borrow, to the last day of the Interest Period for such Term Loan which would have commenced on the date of such failure to borrow, over (B) the amount realized by such Lender in reemploying the funds not advanced during the period referred to above. In the case of a payment other than on the last day of the Interest Period for a Term Loan, such loss shall be the amount as reasonably determined by the Administrative Agent as the excess, if any, of (A) the amount of interest which would have accrued on the amount so paid at a rate of interest equal to the interest rate applicable to such Term Loan pursuant to Section 2.9, for the period from the date of such payment to the last day of the then current Interest Period for such Term Loan, over (B) the amount equal to the product of
(x) the amount of the Term Loan so paid times (y) the current daily yield on U.S. Treasury Securities (at such date of determination) with maturities approximately equal to the remaining Interest Period for such Term Loan times
(z) the number of days remaining in the Interest Period for such Term Loan. Each Lender shall deliver to the Borrower from time to time one or more certificates setting forth the amount of such loss (and in reasonable detail the manner of computation thereof) as determined by such Lender, which certificates shall be conclusive absent manifest error. The Borrower shall pay to the Administrative Agent for the account of each Lender the amount shown as due on any certificate within thirty (30) days after its receipt of the same.

            (b) In the event the Borrower fails to prepay any Term Loan on the date specified in any prepayment notice delivered pursuant to Section 2.13(a), the Borrower on demand by any Lender shall pay to the Administrative Agent for the account of such Lender any amounts required to compensate such Lender for any loss incurred by such Lender as a result of such failure to prepay, including, without limitation, any loss, cost or expenses incurred by reason of the acquisition of deposits or other funds by such Lender to fulfill deposit obligations incurred in anticipation of such prepayment. Each Lender shall deliver to the Borrower and the

Administrative Agent from time to time one or more certificates setting forth the amount of such loss (and in reasonable detail the manner of computation thereof) as determined by such Lender, which certificates shall be conclusive absent manifest error.

            SECTION 2.18. PRO RATA TREATMENT.

            Except as permitted or required under Sections 2.14, 2.15(c), 2.16 and 2.17, each Borrowing, each payment or prepayment of principal of any Borrowing, each payment of interest on the Term Loans and each refinancing of any Borrowing with, or conversion of any Borrowing to, another Borrowing, or continuation of any Borrowing, shall be allocated pro rata among the Lenders in accordance with the respective principal amount of their outstanding Term Loans. Each Lender agrees that in computing such Lender's portion of any Borrowing to be made hereunder, the Administrative Agent may, in its discretion, round each Lender's percentage of such Borrowing computed in accordance with Section 2.1, to the next higher or lower whole dollar amount.

            SECTION 2.19. RIGHT OF SETOFF.

            If any Event of Default shall have occurred and be continuing and any Lender shall have requested the Administrative Agent to declare the Term Loans immediately due and payable pursuant to Article 7, each Lender is hereby authorized at any time and from time to time, to the fullest extent permitted by Applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held by such Lender and any other indebtedness at any time owing by such Lender to, or for the credit or the account of, the Borrower, against any of and all the obligations now or hereafter existing under this Agreement and the Term Loans held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement or such Term Loans and although such Obligations may be unmatured. Each Lender agrees promptly to notify the Borrower after any such setoff and application made by such Lender, but the failure to give such notice shall not affect the validity of such setoff and application. The rights of each Lender under this Section 2.19 are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.

            SECTION 2.20. MANNER OF PAYMENTS.

            All payments by the Borrower hereunder and under the Term Notes shall be made in Dollars in Federal or other immediately available funds without deduction, setoff or counterclaim at the office of the Administrative Agent's Agent Bank Services Department, 1 Chase Manhattan Plaza, 8th Floor, New York, New York 10081, Attention: Sharon Hambousi, for credit to Cendant Corporation Clearing Account, Account No. 144812905 (Reference: Cendant Corporation Term Loan Agreement dated as of February 22, 2001), or to such other address or account as the Administrative Agent shall from time to time notify the Borrower, no later than 12:00 noon, New York City time, on the date on which such payment shall be due. Interest in respect of any Term Loan hereunder shall accrue from and including the date of such Term Loan to, but excluding, the date on which such Term Loan is paid or refinanced with a Term Loan of a different Interest Rate Type.

            SECTION 2.21. UNITED STATES WITHHOLDING.

            (a) Prior to the date of the initial Term Loans hereunder, and from time to time thereafter if requested by the Borrower or the Administrative Agent or required because, as a result of a change in Applicable Law or a change in circumstances or otherwise, a previously delivered form or statement becomes incomplete or incorrect in any material respect, each Lender organized under the laws of a jurisdiction outside the United States shall provide, if applicable, the Administrative Agent and the Borrower with complete, accurate and duly executed forms or other statements prescribed by the Internal Revenue Service of the United States certifying such Lender's exemption from, or entitlement to a reduced rate of, United States withholding taxes (including backup withholding taxes) with respect to all payments to be made to such Lender hereunder and under the Term Notes.

            (b) The Borrower and the Administrative Agent shall be entitled to deduct and withhold any and all present or future taxes or withholdings, and all liabilities with respect thereto, from payments hereunder or under the Term Notes, if and to the extent that the Borrower or the Administrative Agent in good faith determines that such deduction or withholding is required by the law of the United States, including, without limitation, any applicable treaty of the United States. In the event the Borrower or the Administrative Agent shall so determine that deduction or withholding of taxes is required, it shall advise the affected Lender as to the basis of such determination prior to actually deducting and withholding such taxes. In the event the Borrower or the Administrative Agent shall so deduct or withhold taxes from amounts payable hereunder, it (i) shall pay to or deposit with the appropriate taxing authority in a timely manner the full amount of taxes it has deducted or withheld; (ii) shall provide evidence of payment of such taxes to, or the deposit thereof with, the appropriate taxing authority and a statement setting forth the amount of taxes deducted or withheld, the applicable rate, and any other information or documentation reasonably requested by the Lenders from whom the taxes were deducted or withheld; and (iii) shall forward to such Lenders any receipt for such payment or deposit of the deducted or withheld taxes as may be issued from time to time by the appropriate taxing authority. Unless the Borrower and the Administrative Agent have received forms or other documents satisfactory to them indicating that payments hereunder or under the Term Notes are not subject to United States withholding tax or are subject to such tax at a rate reduced by an applicable tax treaty, the Borrower or the Administrative Agent may withhold taxes from such payments at the applicable statutory rate in the case of payments to or for any Lender organized under the laws of a jurisdiction outside the United States.

            (c) Each Lender agrees (i) that as between it and the Borrower or the Administrative Agent, it shall be the Person to deduct and withhold taxes, and to the extent required by law it shall deduct and withhold taxes, on amounts that such Lender may remit to any other Person(s) by reason of any undisclosed transfer or assignment of an interest in this Agreement to such other Person(s) pursuant to paragraph (g) of Section 9.3 and (ii) to indemnify the Borrower and the Administrative Agent and any officers, directors, agents, or employees of the Borrower or the Administrative Agent against, and to hold them harmless from, any tax, interest, additions to tax, penalties, reasonable counsel and accountants' fees, disbursements or payments arising from the assertion by any appropriate taxing authority of any claim against them relating to a failure to withhold taxes as required by Applicable Law with respect to amounts described in clause (i) of this paragraph (c).

            (d) Each assignee of a Lender's interest in this Agreement in conformity with Section 9.3 shall be bound by this Section 2.21, so that such assignee will have all of the obligations and provide all of the forms and statements and all indemnities, representations and warranties required to be given under this Section 2.21.

            (e) In the event that any withholding taxes shall become payable solely as a result of any change in any statute, treaty, ruling, determination or regulation occurring after the Initial Date in respect of any sum payable hereunder or under any other Fundamental Document to any Lender or the Administrative Agent (i) the sum payable by the Borrower shall be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.21) such Lender or the Administrative Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with Applicable Law. For purposes of this Section 2.21, the term "Initial Date" shall mean (i) in the case of the Administrative Agent, the date hereof, (ii) in the case of each Lender as of the date hereof, the date hereof and (iii) in the case of any other Lender, the effective date of the Assignment and Acceptance pursuant to which it became a Lender.

            SECTION 2.22. CERTAIN PRICING ADJUSTMENTS.

            For any day that the S&P rating of the Borrower's senior unsecured long-term debt is less than BBB- and the Moody's rating of the Borrower's senior unsecured long-term debt is less than Baa3 (or the Borrower's senior unsecured debt is not rated by at least one of S&P and Moody's), the Applicable Margin will increase by 50 basis points. In the event that the Borrower's senior unsecured long-term debt is rated by only one of S&P and Moody's, then that single rating shall be determinative. The Borrower shall cause its senior unsecured long-term debt to be rated by either S&P or Moody's. Any reduction of any such rating shall become effective on the date of announcement or publication by the Borrower or either such rating agency of a reduction in such rating or, in the absence of such announcement or publication, on the effective date of such decreased rating, or on the date of any request by the Borrower to either of such rating agencies not to rate its senior unsecured long-term debt or on the date either of such rating agencies announces it shall no longer rate the Borrower's senior unsecured long-term debt. Any increase of any such rating shall be effective on the date of announcement or publication by either of such rating agencies of an increase in rating or in the absence of announcement or publication on the effective date of such increase in rating.

3. REPRESENTATIONS AND WARRANTIES OF BORROWER

            In order to induce the Lenders to enter into this Agreement and to make the Term Loans provided for herein, the Borrower makes the following representations and warranties to the Administrative Agent and the Lenders, all of which shall survive the execution and delivery of this Agreement, the issuance of the Term Notes and the making of the Term Loans:

            SECTION 3.1. CORPORATE EXISTENCE AND POWER.

            The Borrower and its Subsidiaries have been duly organized and are validly existing in good standing under the laws of their respective jurisdictions of incorporation and are in good standing or have applied for authority to operate as a foreign corporation in all jurisdictions where the nature of their properties or business so requires it and where a failure to be in good standing as a foreign corporation would have a Material Adverse Effect. The Borrower has the corporate power to execute, deliver and perform its obligations under this Agreement and the other Fundamental Documents and other documents contemplated hereby and to borrow hereunder.

            SECTION 3.2. CORPORATE AUTHORITY, NO VIOLATION AND COMPLIANCE WITH Law.

            The execution, delivery and performance of this Agreement and the other Fundamental Documents and the borrowings hereunder (a) have been duly authorized by all necessary corporate action on the part of the Borrower, (b) will not violate any provision of any Applicable Law (including any laws related to franchising) applicable to the Borrower or any of its Subsidiaries or any of their respective properties or assets, (c) will not violate any provision of the Certificate of Incorporation or By-Laws of the Borrower or any of its Subsidiaries, or any indenture, any agreement for borrowed money, any bond, note or other similar instrument or any other material agreement to which the Borrower or any of its Subsidiaries is a party or by which the Borrower or any of its Subsidiaries or any of their respective properties or assets are bound,
(d) will not be in conflict with, result in a breach of, or constitute (with due notice or lapse of time or both) a default under, any material indenture, agreement, bond, note or instrument and (e) will not result in the creation or imposition of any Lien upon any property or assets of the Borrower or any of its Subsidiaries other than pursuant to this Agreement or any other Fundamental Document.

            SECTION 3.3. GOVERNMENTAL AND OTHER APPROVAL AND CONSENTS.

            No action, consent or approval of, or registration or filing with, or any other action by, any governmental agency, bureau, commission or court is required in connection with the execution, delivery and performance by the Borrower of this Agreement or the other Fundamental Documents.

            SECTION 3.4. FINANCIAL STATEMENTS OF BORROWER.

            The (a) audited financial statements of the Borrower and its Consolidated Subsidiaries as of December 31, 1999, and (b) unaudited consolidated balance sheet of the Borrower and its Consolidated Subsidiaries as of September 30, 2000, together with the related unaudited statements of income, shareholders' equity and cash flows for the nine-month period then ended, fairly present the financial condition of the Borrower and its Consolidated Subsidiaries as at the dates indicated and the results of operations and cash flows for the periods indicated in conformity with GAAP subject to normal year-end adjustments in the case of the September 30, 2000 financial statements.

            SECTION 3.5. NO MATERIAL ADVERSE CHANGE.

            There has been no material adverse change in the business, assets, operations, or condition, financial or otherwise, of the Borrower and its Subsidiaries taken as a whole from that disclosed in the audited consolidated financial statements (including the footnotes thereto) of the Borrower referred to in Section 3.4 for its 1999 fiscal year.

            SECTION 3.6. INTENTIONALLY OMITTED.

            SECTION 3.7. COPYRIGHTS, PATENTS AND OTHER RIGHTS.

            Each of the Borrower and its Subsidiaries owns, or is licensed to use, all trademarks, tradenames, copyrights, patents and other intellectual property material to its business, and the use thereof by the Borrower and its Subsidiaries does not infringe upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

            SECTION 3.8. TITLE TO PROPERTIES.

            Each of the Borrower and its Material Subsidiaries will have at the Closing Date good title or valid leasehold interests to each of the properties and assets reflected on the balance sheets referred to in Section 3.4, except for minor defects in title that do not interfere with its ability to conduct its business as currently conducted or to utilize such properties for their intended purposes, and all such properties and assets will be free and clear of Liens, except Permitted Encumbrances.

            SECTION 3.9. LITIGATION.

            Except as disclosed in the Borrower's filings with the Securities and Exchange Commission prior to the Closing Date, there are no lawsuits or other proceedings pending (including, but not limited to, matters relating to environmental liability), or, to the knowledge of the Borrower, threatened, against or affecting the Borrower or any of its Subsidiaries or any of their respective properties, by or before any Governmental Authority or arbitrator, which could reasonably be expected to have a Material Adverse Effect. Neither the Borrower nor any of its Subsidiaries is in default with respect to any order, writ, injunction, decree, rule or regulation of any Governmental Authority, which default would have a Material Adverse Effect.

            SECTION 3.10. FEDERAL RESERVE REGULATIONS.

            Neither the Borrower nor any of its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any Margin Stock. No part of the proceeds of the Term Loans will be used, whether immediately, incidentally or ultimately, for any purpose violative of or inconsistent with any of the provisions of Regulation T, U or X of the Board.

            SECTION 3.11. INVESTMENT COMPANY ACT.

            The Borrower is not, and will not during the term of this Agreement be, (x) an "investment company", within the meaning of the Investment Company Act of 1940, as amended, or (y) subject to regulation under the Public Utility Holding Company Act of 1935, as amended, or the Federal Power Act, as amended.

            SECTION 3.12. ENFORCEABILITY.

            This Agreement and the other Fundamental Documents when executed will constitute legal, valid and enforceable obligations (as applicable) of the Borrower (subject, as to enforcement, to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights generally and to general principles of equity).

            SECTION 3.13. TAXES.

            The Borrower and each of its Subsidiaries has filed or caused to be filed all federal, state and local tax returns which are required to be filed, and has paid or has caused to be paid all taxes as shown on said returns or on any assessment received by them in writing, to the extent that such taxes have become due, except (a) as permitted by Section 5.4 hereof or (b) to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Effect.

            SECTION 3.14. COMPLIANCE WITH ERISA.

            Each of the Borrower and its Subsidiaries is in compliance in all material respects with the provisions of ERISA and the Code applicable to Plans, and the regulations and published interpretations thereunder, if any, which are applicable to it. Neither the Borrower nor any of its Subsidiaries has, with respect to any Plan established or maintained by it, engaged in a prohibited transaction which would subject it to a material tax or penalty on prohibited transactions imposed by ERISA or Section 4975 of the Code. No liability to the PBGC that is material to the Borrower and its Subsidiaries taken as a whole has been, or to the Borrower's best knowledge is reasonably expected to be, incurred with respect to the Plans and there has been no Reportable Event and no other event or condition that presents a material risk of termination of a Plan by the PBGC. Neither the Borrower nor any of its Subsidiaries has engaged in a transaction which would result in the incurrence of a material liability under
Section 4069 of ERISA. As of the Closing Date, neither the Borrower nor any of its Subsidiaries contributes to a Multiemployer Plan, and has not incurred any liability that would be material to the Borrower and its Subsidiaries taken as a whole on account of a partial or complete withdrawal (as defined in Sections 4203 and 4205 of ERISA, respectively) with respect to any Multiemployer Plan.

            SECTION 3.15. DISCLOSURE.

            As of the Closing Date, neither this Agreement nor the Confidential Information Memorandum dated January 2001, at the time it was furnished, contained any untrue statement of a material fact or omitted to state a material fact, under the circumstances under which it was made, necessary in order to make the statements contained herein or therein not misleading. At the Closing Date, there is no fact known to the Borrower which, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. The Borrower has delivered to the Administrative Agent certain projections relating to the Borrower and its Consolidated Subsidiaries. Such projections are based on good faith estimates and assumptions believed to be reasonable at the time made, PROVIDED, HOWEVER, that the Borrower makes no representation or warranty that such assumptions will prove in the future to be accurate or that the Borrower and its Consolidated Subsidiaries will achieve the financial results reflected in such projections.

            SECTION 3.16. ENVIRONMENTAL LIABILITIES.

            Except with respect to any matters, that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, neither the Borrower nor any of its Subsidiaries (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability, (iii) has received notice of any claim with respect to any Environmental Liability or (iv) knows of any basis for any Environmental Liability.

4. CONDITIONS OF LENDING

            SECTION 4.1. CONDITIONS PRECEDENT TO TERM LOANS.

            The obligation of each Lender to make its Term Loan is subject to the following conditions precedent.

            (a) LOAN DOCUMENTS. The Administrative Agent shall have received this Agreement and each of the other Fundamental Documents, each executed and delivered by a duly authorized officer of the Borrower.

            (b) CORPORATE DOCUMENTS FOR THE BORROWER. The Administrative Agent shall have received, with copies for each of the Lenders, a certificate of the Secretary or Assistant Secretary of the Borrower dated the date of the initial Term Loans and certifying (A) that attached thereto is a true and complete copy of the certificate of incorporation and by-laws of the Borrower as in effect on the date of such certification; (B) that attached thereto is a true and complete copy of resolutions adopted by the Board of Directors of the Borrower authorizing the borrowings hereunder and the execution, delivery and performance in accordance with their respective terms of this Agreement and any other documents required or contemplated hereunder; and (C) as to the incumbency and specimen signature of each officer of the Borrower executing this Agreement or any other document delivered by it in connection herewith (such certificate to contain a certification by another officer of the Borrower as to the incumbency and signature of the officer signing the certificate referred to in this paragraph (b)).

            (c) FINANCIAL STATEMENTS. The Lenders shall have received the financial statements of the Borrower referred to in Section 3.4.

            (d) OPINIONS OF COUNSEL. The Administrative Agent shall have received the favorable written opinions, dated the date of the initial Term Loans and addressed to the Administrative Agent and the Lenders, of Skadden, Arps, Slate, Meagher & Flom LLP, counsel to the Borrower and/or of the General Counsel or Vice President, Legal of the Borrower, substantially in the form of Exhibits B-1 and B-2 hereto, respectively.

            (e) NO MATERIAL ADVERSE CHANGE. The Administrative Agent shall be satisfied that since December 31, 1999 no events and conditions have occurred that have had, or could reasonably be expected to have, a Material Adverse Effect.

            (f) PAYMENT OF FEES. The Administrative Agent shall be satisfied that all amounts payable to the Administrative Agent and the other Lenders pursuant hereto or with regard to the transactions contemplated hereby have been or are simultaneously being paid.

            (g) LITIGATION. No litigation shall be pending or threatened which would be likely to have a Material Adverse Effect, or which could reasonably be expected to materially adversely affect the ability of the Borrower to fulfill its obligations hereunder.

            (h) OFFICER'S CERTIFICATE. The Administrative Agent shall have received a certificate of the Borrower's chief executive officer or chief financial officer certifying, as of the date of the making of the initial Term Loans, compliance with the conditions set forth in paragraphs (k) and (l) of this Section 4.1.

            (i) OTHER DOCUMENTS. The Administrative Agent shall have received such other documents as the Administrative Agent may reasonably require.

            (j) NOTICE. The Administrative Agent shall have received a notice with respect to such Term Loan as required by Article 2 hereof.

            (k) REPRESENTATIONS AND WARRANTIES. The representations and warranties set forth in Article 3 hereof and in the other Fundamental Documents shall be true and correct in all material respects on and as of the date of the initial Term Loans hereunder (except to the extent that such representations and warranties expressly relate to an earlier date) with the same effect as if made on and as of such date.

            (l) NO EVENT OF DEFAULT. On the date of the initial Term Loans hereunder, the Borrower shall be in material compliance with all of the terms and provisions set forth herein to be observed or performed and no Event of Default or Default shall have occurred and be continuing on such date or after giving effect to the Term Loans to be made on such date.

            (m) OTHER AGREEMENTS. The Administrative Agent shall have received evidence of the effectiveness of each of (i) the Amendment, dated as of February 22, 2001, to the Three Year Competitive Advance and Revolving Credit Agreement dated August 29, 2000, by and among the Borrower, the lenders parties thereto, and The Chase Manhattan Bank, as administrative agent, (ii) the Amendment, dated as of February 22, 2001, to the Five Year Competitive Advance and Revolving Credit Agreement dated as of October 2, 1996, by and among the Borrower, the lenders parties thereto and The Chase Manhattan Bank, as administrative agent,
(iii) the Amendment, dated as of February 22, 2001, to the Five Year Competitive Advance and Revolving Credit Agreement dated as of March 4, 1997, as amended and restated through February 28, 2000, by and among PHH, the lenders parties thereto and The Chase Manhattan Bank, as administrative agent, and (iv) the 364-Day Competitive Advance and Revolving Credit Agreement, dated as of March 4, 1997, as amended and restated through February 22, 2001, among PHH, the lenders parties thereto and The Chase Manhattan Bank, as administrative agent.

5. AFFIRMATIVE COVENANTS

            From the date of the Term Loans and for so long as any amount shall remain outstanding under any Term Note or unpaid under this Agreement, the Borrower agrees that, unless the Required Lenders shall otherwise consent in writing, it will, and will cause each of its Subsidiaries to:

            SECTION 5.1. FINANCIAL STATEMENTS, REPORTS, ETC.

            Deliver to each Lender:

            (a) As soon as is practicable, but in any event within 100 days after the end of each fiscal year of the Borrower, the audited consolidated balance sheet of the Borrower and its Consolidated Subsidiaries as at the end of, and the related consolidated statements of income, shareholders' equity and cash flows for such year, and the corresponding figures as at the end of, and for, the preceding fiscal year, accompanied by an opinion of Deloitte & Touche LLP or such other independent certified public accountants of recognized standing as shall be retained by the Borrower and satisfactory to the Administrative Agent, which report and opinion shall be prepared in accordance with generally accepted auditing standards relating to reporting and which report and opinion shall (A) be unqualified as to going concern and scope of audit and shall state that such financial statements fairly present the financial condition of the Borrower and its Consolidated Subsidiaries, as at the dates indicated and the results of the operations and cash flows for the periods indicated and (B) contain no material exceptions or qualifications except for qualifications relating to accounting changes (with which such independent public accountants concur) in response to FASB releases or other authoritative pronouncements;

            (b) As soon as is practicable, but in any event within 55 days after the end of each of the first three fiscal quarters of each fiscal year, the unaudited consolidated balance sheet of the Borrower and its Consolidated Subsidiaries, as at the end of, and the related unaudited statements of income (or changes in financial position) for such quarter and for the period from the beginning of the then current fiscal year to the end of such fiscal quarter and the corresponding figures as at the end of, and for, the corresponding period in the preceding fiscal year, together with a certificate signed by the chief financial officer or a vice president responsible for financial administration of the Borrower to the effect that such financial statements, while not examined by independent public accountants, reflect, in his opinion and in the opinion of the Borrower, all adjustments necessary to present fairly the financial position of the Borrower and its Consolidated Subsidiaries, as the case may be, as at the end of the fiscal quarter and the results of their operations for the quarter then ended in conformity with GAAP consistently applied, subject only to year-end and audit adjustments and to the absence of footnote disclosure;

            (c) Together with the delivery of the statements referred to in paragraphs (a) and (b) of this Section 5.1, a certificate of the chief financial officer or a vice president responsible for financial administration of the Borrower, substantially in the form of Exhibit D hereto (i) stating whether or not the signer has knowledge of any Default or

      Event of Default and, if so, specifying each such Default or Event of Default of which the signer has knowledge, the nature thereof and any action which the Borrower has taken, is taking, or proposes to take with respect to each such condition or event and (ii) demonstrating in reasonable detail compliance with the provisions of Sections 6.7 and 6.8 hereof;

            (d) INTENTIONALLY OMITTED;

            (e) Promptly upon any executive officer of the Borrower or any of its Subsidiaries obtaining knowledge of the occurrence of any Default or Event of Default, a certificate of the president or chief financial officer of the Borrower specifying the nature and period of existence of such Default or Event of Default and what action the Borrower has taken, is taking and proposes to take with respect thereto;

            (f) Promptly upon any executive officer of the Borrower or any of its Subsidiaries obtaining knowledge of (i) the institution of any action, suit, proceeding, investigation or arbitration by any Governmental Authority or other Person against or affecting the Borrower or any of its Subsidiaries or any of their assets, or (ii) any material development in any such action, suit, proceeding, investigation or arbitration (whether or not previously disclosed to the Lenders), which, in each case might reasonably be expected to have a Material Adverse Effect, the Borrower shall promptly give notice thereof to the Lenders and provide such other information as may be reasonably available to it (without waiver of any applicable evidentiary privilege) to enable the Lenders to evaluate such matters;

            (g) With reasonable promptness, such other information and data with respect to the Borrower and its Subsidiaries as from time to time may be reasonably requested by any of the Lenders; and

            (h) Together with each set of financial statements required by paragraph (a) above, a certificate of the independent certified public accountants rendering the report and opinion thereon (which certificate may be limited to the extent required by accounting rules or otherwise) (i) stating whether, in connection with their audit, any Default or Event of Default has come to their attention, and if such a Default or Event of Default has come to their attention, specifying the nature and period of existence thereof, and (ii) stating that based on their audit nothing has come to their attention which causes them to believe that the matters specified in paragraph (c)(ii) above for the applicable fiscal year are not stated in accordance with the terms of this Agreement.

            SECTION 5.2. CORPORATE EXISTENCE; COMPLIANCE WITH STATUTES.

            Do or cause to be done all things necessary to preserve, renew and keep in full force and effect its corporate existence, material rights, licenses, permits and franchises and comply, except where failure to comply, either individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, with all provisions of Applicable Law, and all applicable restrictions imposed by, any Governmental Authority, including without limitation, the Federal Trade Commission's "Disclosure Requirements and Prohibitions

Concerning Franchising and Business Opportunity Ventures" as amended from time to time (16 C.F.R. ss.ss. 436.1 ET SEQ.) and all state laws and regulations of similar import; PROVIDED, HOWEVER, that mergers, dissolutions and liquidations permitted under Section 6.4 shall be permitted.

            SECTION 5.3. INSURANCE.

            Maintain with financially sound and reputable insurers insurance in such amounts and against such risks as are customarily insured against by companies in similar businesses; provided however, that (a) workmen's compensation insurance or similar coverage may be effected with respect to its operations in any particular state or other jurisdiction through an insurance fund operated by such state or jurisdiction and (b) such insurance may contain self-insurance retention and deductible levels consistent with normal industry practices.

            SECTION 5.4. TAXES AND CHARGES.

            Duly pay and discharge, or cause to be paid and discharged, before the same shall become delinquent, all federal, state or local taxes, assessments, levies and other governmental charges, imposed upon the Borrower or any of its Subsidiaries or their respective properties, sales and activities, or any part thereof, or upon the income or profits therefrom, as well as all claims for labor, materials, or supplies which if unpaid could reasonably be expected to result in a Material Adverse Effect; PROVIDED, HOWEVER, that any such tax, assessment, charge, levy or claim need not be paid if the validity or amount thereof shall currently be contested in good faith by appropriate proceedings and if the Borrower shall have set aside on its books reserves (the presentation of which is segregated to the extent required by GAAP) adequate with respect thereto if reserves shall be deemed necessary by the Borrower in accordance with GAAP; and PROVIDED, FURTHER, that the Borrower will pay all such taxes, assessments, levies or other governmental charges forthwith upon the commencement of proceedings to foreclose any Lien which may have attached as security therefor (unless the same is fully bonded or otherwise effectively stayed).

            SECTION 5.5. ERISA COMPLIANCE AND REPORTS.

            Furnish to the Administrative Agent (a) as soon as possible, and in any event within 30 days after any executive officer (as defined in Regulation C under the Securities Act of 1933) of the Borrower knows that (i) any Reportable Event with respect to any Plan has occurred, a statement of the chief financial officer of the Borrower, setting forth details as to such Reportable Event and the action which it proposes to take with respect thereto, together with a copy of the notice, if any, required to be filed by the Borrower or any of its Subsidiaries of such Reportable Event with the PBGC or (ii) an accumulated funding deficiency has been incurred or an application has been made to the Secretary of the Treasury for a waiver or modification of the minimum funding standard or an extension of any amortization period under Section 412 of the Code with respect to a Plan, a Plan has been or is proposed to be terminated in a "distress termination" (as defined in Section 4041(c) of ERISA), proceedings have been instituted to terminate a Plan or a Multiemployer Plan, a proceeding has been instituted to collect a delinquent contribution to a Plan or a Multiemployer Plan, or either the Borrower or any of its Subsidiaries will incur any liability (including any contingent or secondary liability) to or on account of the termination of or withdrawal from a Plan under Sections 4062, 4063, 4064 of

ERISA or the withdrawal or partial withdrawal from a Multiemployer Plan under Sections 4201 or 4204 of ERISA, a statement of the chief financial officer of the Borrower, setting forth details an to such event and the action it proposes to take with respect thereto, (b) promptly upon the reasonable request of the Administrative Agent, copies of each annual and other report with respect to each Plan and (c) promptly after receipt thereof, a copy of any notice the Borrower or any of its Subsidiaries may receive from the PBGC relating to the PBGC's intention to terminate any Plan or to appoint a trustee to administer any Plan; provided that the Borrower shall not be required to notify the Administrative Agent of the occurrence of any of the events set forth in the preceding clauses (a) and (c) unless such event, individually or in the aggregate, could reasonably be expected to result in a material liability to the Borrower and its Subsidiaries taken as a whole.

            SECTION 5.6. MAINTENANCE OF AND ACCESS TO BOOKS AND RECORDS; EXAMINATIONS.

            Maintain or cause to be maintained at all times true and complete books and records of its financial operations (in accordance with GAAP) and provide the Administrative Agent and its representatives reasonable access to all such books and records and to any of their properties or assets during regular business hours, in order that the Administrative Agent may make such audits and examinations and make abstracts from such books, accounts and records and may discuss the affairs, finances and accounts with, and be advised as to the same by, officers and independent accountants, all as the Administrative Agent may deem appropriate for the purpose of verifying the various reports delivered pursuant to this Agreement or for otherwise ascertaining compliance with this Agreement.

            SECTION 5.7. MAINTENANCE OF PROPERTIES.

            Keep its properties which are material to its business in good repair, working order and condition consistent with industry practice.

            SECTION 5.8. CHANGES IN CHARACTER OF BUSINESS.

            Cause the Borrower and its Subsidiaries taken as a whole to be primarily engaged in the franchising and services businesses.

6. NEGATIVE COVENANTS

            From the date of the initial Term Loan and for so long as any amount shall remain outstanding under any Term Note or unpaid under this Agreement, unless the Required Lenders shall otherwise consent in writing, the Borrower agrees that it will not, nor will it permit any of its Subsidiaries to, directly or indirectly:

            SECTION 6.1. LIMITATION ON INDEBTEDNESS.

            Incur, assume or suffer to exist any Indebtedness of any Material Subsidiary except:

            (a) Indebtedness in existence on the date hereof, or required to be incurred pursuant to a contractual obligation in existence on the date hereof, which in either case, is listed on Schedule 6.1 hereto, but not any extensions or renewals thereof, unless effected on substantially the same terms or on terms not more adverse to the Lenders;

            (b) purchase money Indebtedness (including Capital Leases) to the extent permitted under Section 6.5(b);

            (c) Guaranties;

            (d) Indebtedness owing by any Material Subsidiary to the Borrower or any other Subsidiary;

            (e) Indebtedness of any Material Subsidiary of the Borrower issued and outstanding prior to the date on which such Subsidiary became a Subsidiary of the Borrower (other than Indebtedness issued in connection with, or in anticipation of, such Subsidiary becoming a Subsidiary of the Borrower); provided that immediately prior and on a Pro Forma Basis after giving effect to, such Person becoming a Subsidiary of the Borrower, no Default or Event of Default shall occur or then be continuing and the aggregate principal amount of such Indebtedness, when added to the aggregate outstanding principal amount of Indebtedness permitted by paragraphs (f) and (g) below, shall not exceed $400,000,000;

            (f) any renewal, extension or modification of Indebtedness under paragraph (e) above so long as (i) such renewal, extension or modification is effected on substantially the same terms or on terms which, in the aggregate, are not more adverse to the Lenders and (ii) the principal amount of such Indebtedness is not increased;

            (g) other Indebtedness of any Material Subsidiary in an aggregate principal amounts which, when added to the aggregate outstanding principal amount of Indebtedness permitted by paragraphs (e) and (f) above, does not exceed $400,000,000;

            (h) any Indebtedness (other than Avis Securitization Indebtedness) of Avis or its Subsidiaries issued, outstanding or permitted to exist pursuant to the terms of the Avis Debt Documents as of the date of the Avis Merger and any renewal, extension or modification of such Indebtedness so long as (i) such renewal, extension or modification is effected on substantially the same terms or on terms which, in the aggregate, are not more adverse to the Lenders and (ii) the principal amount of such Indebtedness issued, outstanding or permitted to exist pursuant to the terms of the Avis Debt Documents is not increased directly or indirectly;

            (i) any Avis Securitization Indebtedness;

            (j) any Indebtedness of Fairfield or its Subsidiaries issued, outstanding or permitted to exist pursuant to the terms of the Fairfield Debt Documents as of the date of the Fairfield Merger, including any amendments, supplements, modifications, extensions, renewals, restatements, refundings or substitutions thereof and any agreements that replace, refund, refinance or substitute any part of the indebtedness evidenced by the Fairfield Debt Documents;

            (k) without limiting any of the foregoing, Indebtedness incurred in connection with the acquisition by Avis or any of its Subsidiaries of vehicles directly from a manufacturer pursuant to such manufacturer's repurchase program, PROVIDED that (i) such Indebtedness is not greater than the net book value of such vehicles and (ii) such vehicles could not be financed under the AESOP Financing Program; and

            (l) in addition to the Indebtedness permitted by paragraphs (a) -
      (k) above, Indebtedness of PHH and its Subsidiaries so long as, after giving effect to the incurrence of such Indebtedness and the use of the proceeds thereof, the ratio of Indebtedness (other than Avis Securitization Indebtedness) of PHH and its Subsidiaries to consolidated shareholders' equity of PHH is less than 8 to 1.

            SECTION 6.2. INTENTIONALLY OMITTED.

            SECTION 6.3. HOTEL SUBSIDIARIES.

            No Hotel Subsidiary shall incur or suffer to exist any obligation to advance money to purchase securities from, or otherwise make any investment in, any Person engaged in the gaming business.

            SECTION 6.4. CONSOLIDATION, MERGER, SALE OF ASSETS.

            (a) Neither the Borrower nor any of its Material Subsidiaries (in one transaction or series of transactions) will wind up, liquidate or dissolve its affairs, or enter into any transaction of merger or consolidation, except any merger, consolidation, dissolution or liquidation (i) in which the Borrower is the surviving entity or if the Borrower is not a party to such transaction then a Subsidiary is the surviving entity or the successor to the Borrower has unconditionally assumed in writing all of the payment and performance obligations of the Borrower under this Agreement and the other Fundamental Documents, (ii) in which the surviving entity becomes a Subsidiary of the Borrower immediately upon the effectiveness of such merger, consolidation, dissolution or liquidation, or (iii) involving a Subsidiary in connection with a transaction permitted by Section 6.4(b); provided, however, that immediately prior to and on a Pro Forma Basis after giving effect to any such transaction described in any of the preceding clauses (i), (ii) and (iii) no Default or Event of Default has occurred and is continuing.

            (b) The Borrower and its Subsidiaries (either individually or collectively and whether in one transaction or series of related transactions) will not sell or otherwise dispose of all or substantially all of the assets of the Borrower and its Subsidiaries, taken as a whole.

            SECTION 6.5. LIMITATIONS ON LIENS.

            Suffer any Lien on the property of the Borrower or any of the Material Subsidiaries, except:

            (a) deposits under worker's compensation, unemployment insurance and social security laws or to secure statutory obligations or surety or appeal bonds or performance or other similar bonds in the ordinary course of business, or statutory Liens of landlords, carriers, warehousemen, mechanics and material men and other similar Liens, in respect of liabilities which are not yet due or which are being contested in good faith, Liens for taxes not yet due and payable, and Liens for taxes due and payable, the validity or amount of which is currently being contested in good faith by appropriate proceedings and as to which foreclosure and other enforcement proceedings shall not have been commenced (unless fully bonded or otherwise effectively stayed);

            (b) purchase money Liens granted to the vendor or Person financing the acquisition of property, plant or equipment if (i) limited to the specific assets acquired and, in the case of tangible assets, other property which is an improvement to or is acquired for specific use in connection with such acquired property or which is real property being improved by such acquired property;
(ii) the debt secured by the Lien is the unpaid balance of the acquisition cost of the specific assets on which the Lien is granted; and (iii) such transaction does not otherwise violate this Agreement;

            (c) Liens upon real and/or personal property, which property was acquired after the date of this Agreement (by purchase, construction or otherwise) by the Borrower or any of its Material Subsidiaries, each of which Liens existed on such property before the time of its acquisition and was not created in anticipation thereof; provided, however, that no such Lien shall extend to or cover any property of the Borrower or such Material Subsidiary other than the respective property so acquired and improvements thereon;

            (d) Liens arising out of attachments, judgments or awards as to which an appeal or other appropriate proceedings for contest or review are promptly commenced (and as to which foreclosure and other enforcement proceedings (i) shall not have been commenced (unless fully bonded or otherwise effectively stayed) or (ii) in any event shall be promptly fully bonded or otherwise effectively stayed);

            (e) Liens created under any Fundamental Document;

            (f) Liens existing on the date hereof and any extensions or renewals thereof;

            (g) INTENTIONALLY OMITTED;

            (h) INTENTIONALLY OMITTED;

            (i) other Liens securing obligations having an aggregate principal amount not to exceed 15% of Consolidated Net Worth;

            (j) any Liens securing Indebtedness and related obligations of the Borrower or any of its Material Subsidiaries to the extent such Indebtedness and related obligations are permitted under Section 6.1(h) hereof;

            (k) any Liens securing Indebtedness and related obligations of the Borrower or any of its Material Subsidiaries to the extent such Indebtedness and related obligations are permitted under Section 6.1(i) hereof; and

            (l) any Liens securing Indebtedness and related obligations of the Borrower or any of its Material Subsidiaries to the extent such Indebtedness and related obligations are permitted under Section 6.1(j) hereof.

            SECTION 6.6. SALE AND LEASEBACK.

            Enter into any arrangement with any Person or Persons, whereby in contemporaneous transactions the Borrower or any of its Subsidiaries sells essentially all of its right, title and interest in a material asset and the Borrower or any of its Subsidiaries acquires or leases back the right to use such property except that the Borrower and its Subsidiaries may enter into sale-leaseback transactions relating to assets not in excess of $200,000,000 in the aggregate on a cumulative basis, and except (a) any arrangements of Fairfield or any of its Subsidiaries existing as of the date of the Fairfield Merger and any renewals, extensions or modifications thereof, or replacements or substitutions therefor, so long as such renewals, extensions or modifications are effected on substantially the same terms or on terms which, in the aggregate, are not more adverse to the Lenders in any material respect, and (b) in connection with the issuance of Avis Securitization Indebtedness.

            SECTION 6.7. LEVERAGE.

            Permit the Debt to Capitalization Ratio on the last day of any fiscal quarter to be greater than 0.5 to 1.0.

            SECTION 6.8. INTEREST COVERAGE RATIO.

            Permit the Interest Coverage Ratio for any Rolling Period to be less than 3.0 to 1.0.

            SECTION 6.9. ACCOUNTING PRACTICES.

            Establish a fiscal year ending on other than December 31, or modify or change accounting treatments or reporting practices except as otherwise required or permitted by GAAP.

7. EVENTS OF DEFAULT

            In the case of the happening and during the continuance of any of the following events (herein called "EVENTS OF DEFAULT"):

            (a) any representation or warranty made by the Borrower in this Agreement or any other Fundamental Document or in connection with this Agreement or with the execution and delivery of the Term Notes or the Borrowings hereunder, or any statement or representation made in any report, financial statement, certificate or other document furnished by or on behalf of the Borrower or any of its Subsidiaries to the Administrative

      Agent or any Lender under or in connection with this Agreement, shall prove to have been false or misleading in any material respect when made or delivered;

            (b) default shall be made in the payment of any principal of or interest on the Term Loans or of any fees or other amounts payable by the Borrower hereunder, when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or by acceleration thereof or otherwise, and in the case of payments of interest, such default shall continue unremedied for five days, and in the case of payments other than of any principal amount of or interest on the Term Loans, such default shall continue unremedied for five days after receipt by the Borrower of an invoice therefor;

            (c) default shall be made in the due observance or performance of any covenant, condition or agreement contained in Section 5.1(e) (with respect to notice of Default or Events of Default), 5.8 or Article 6 of this Agreement;

            (d) default shall be made by the Borrower in the due observance or performance of any other covenant, condition or agreement to be observed or performed pursuant to the terms of this Agreement, or any other Fundamental Document and such default shall continue unremedied for thirty
      (30) days after the Borrower obtains knowledge of such occurrence;

            (e) (i) default in payment shall be made with respect to any Indebtedness of the Borrower or any of its Subsidiaries where the amount or amounts of such Indebtedness exceeds $50,000,000 in the aggregate; or
      (ii) default in payment or performance shall be made with respect to any Indebtedness of the Borrower or any of its Subsidiaries where the amount or amounts of such Indebtedness exceeds $50,000,000 in the aggregate, if the effect of such default is to result in the acceleration of the maturity of such Indebtedness; or (iii) any other circumstance shall arise (other than the mere passage of time) by reason of which the Borrower or any Subsidiary of the Borrower is required to redeem or repurchase, or offer to holders the opportunity to have redeemed or repurchased, any such Indebtedness where the amount or amounts of such Indebtedness exceeds $50,000,000 in the aggregate; provided that clause (iii) shall not apply to secured Indebtedness that becomes due as a result of a voluntary sale of the property or assets securing such Indebtedness and provided, further clauses (ii) and (iii) shall not apply to any Indebtedness of any Subsidiary issued and outstanding prior to the date such Subsidiary became a Subsidiary of the Borrower (other than Indebtedness issued in connection with, or in anticipation of, such Subsidiary becoming a Subsidiary of the Borrower) if such default or circumstance arises solely as a result of a "change of control" provision applicable to such Indebtedness which becomes operative as a result of the acquisition of such Subsidiary by the Borrower or any of its Subsidiaries;

            (f) the Borrower or any of its Material Subsidiaries shall generally not pay its debts as they become due or shall admit in writing its inability to pay its debts, or shall make a general assignment for the benefit of creditors; or the Borrower or any of its Material Subsidiaries shall commence any case, proceeding or other action seeking to have an order for relief entered on its behalf as debtor or to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, liquidation, dissolution or composition of it or its debts under any law relating to bankruptcy, insolvency, reorganization or relief of debtors or seeking appointment of a receiver, trustee, custodian or other similar official for it or for all or any substantial part of its property or shall file an answer or other pleading in any such case, proceeding or other action admitting the material allegations of any petition, complaint or similar pleading filed against it or consenting to the relief sought therein; or the Borrower or any Material Subsidiary thereof shall take any action to authorize any of the foregoing;

            (g) any involuntary case, proceeding or other action against the Borrower or any of its Material Subsidiaries shall be commenced seeking to have an order for relief entered against it as debtor or to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, liquidation, dissolution or composition of it or its debts under any law relating to bankruptcy, insolvency, reorganization or relief of debtors, or seeking appointment of a receiver, trustee, custodian or other similar official for it or for all or any substantial part of its property, and such case, proceeding or other action (i) results in the entry of any order for relief against it or (ii) shall remain undismissed for a period of sixty (60) days;

            (h) the occurrence of a Change in Control;

            (i) final judgment(s) for the payment of money in excess of $50,000,000 shall be rendered against the Borrower or any of its Subsidiaries which within thirty (30) days from the entry of such judgment shall not have been discharged or stayed pending appeal or which shall not have been discharged within thirty (30) days from the entry of a final order of affirmance on appeal (other than the final judgment(s) rendered to give effect to the Settlement); or

            (j) a Reportable Event relating to a failure to meet minimum funding standards or an Inability to pay benefits when due shall have occurred with respect to any Plan under the control of the Borrower or any of its Subsidiaries and shall not have been remedied within 45 days after the occurrence of such Reportable Event, if the occurrence thereof could reasonably be expected to have a Material Adverse Effect;

then, in every such event and at any time thereafter during the continuance of such event, the Administrative Agent may or shall, if directed by the Required Lenders, declare the principal of and the interest on the Term Loans and the Term Notes and all other amounts payable hereunder or thereunder to be forthwith due and payable, whereupon the same shall become and be forthwith due and payable, without presentment, demand, protest, notice of acceleration, notice of intent to accelerate or other notice of any kind, all of which are hereby expressly waived, anything in this Agreement or in the Term Notes to the contrary notwithstanding. If an Event of Default specified in paragraph (f) or
(g) above shall have occurred, the principal of and interest on the Term Loans and the Term Notes and all other amounts payable hereunder or thereunder shall thereupon and concurrently become due and payable without presentment, demand, protest, notice of acceleration, notice of intent to accelerate or other notice of any kind, all of which are hereby expressly waived, anything in this Agreement or the Term Notes to the contrary notwithstanding.

8. THE ADMINISTRATIVE AGENT

            SECTION 8.1. ADMINISTRATION BY ADMINISTRATIVE AGENT.

            The general administration of the Fundamental Documents and any other documents contemplated by this Agreement shall be by the Administrative Agent or its designees. Each of the Lenders hereby irrevocably authorizes the Administrative Agent, at its discretion, to take or refrain from taking such actions as agent on its behalf and to exercise or refrain from exercising such powers under the Fundamental Documents, the Term Notes and any other documents contemplated by this Agreement as are delegated by the terms hereof or thereof, as appropriate, together with all powers reasonably incidental thereto. The Administrative Agent shall have no duties or responsibilities except as set forth in the Fundamental Documents. Any Lender which is a Syndication Agent or Co-Documentation Agent (as indicated on the signature pages hereto) for the credit facility hereunder shall not have any duties or responsibilities except as a Lender hereunder.

            SECTION 8.2. ADVANCES AND PAYMENTS.

            (a) On the date of the making of the Term Loans, the Administrative Agent shall be authorized (but not obligated) to advance, for the account of each of the Lenders, the amount of the Term Loan to be made by it in accordance with this Agreement. Each of the Lenders hereby authorizes and requests the Administrative Agent to advance for its account, pursuant to the terms hereof, the amount of the Term Loan to be made by it, unless with respect to any Lender, such Lender has theretofore specifically notified the Administrative Agent that such Lender does not intend to fund that particular Term Loan. Each of the Lenders agrees forthwith to reimburse the Administrative Agent in immediately available funds for the amount so advanced on its behalf by the Administrative Agent pursuant to the immediately preceding sentence. If any such reimbursement is not made in immediately available funds on the same day on which the Administrative Agent shall have made any such amount available on behalf of any Lender in accordance with this Section 8.2, such Lender shall pay interest to the Administrative Agent at a rate per annum equal to the Administrative Agent's cost of obtaining overnight funds in the New York Federal Funds Market. Notwithstanding the preceding sentence, if such reimbursement is not made by the second Business Day following the day on which the Administrative Agent shall have made any such amount available on behalf of any Lender or such Lender has indicated that it does not intend to reimburse the Administrative Agent, the Borrower shall immediately pay such unreimbursed advance amount (plus any accrued, but unpaid interest at the rate applicable to ABR Term Loans) to the Administrative Agent.

            (b) Any amounts received by the Administrative Agent in connection with this Agreement or the Term Notes the application of which is not otherwise provided for shall be applied, in accordance with each of the Lenders' pro rata interest therein (and subject to Section 9.3(k) with respect to any Lender which meets its obligations hereunder by or through an SPC), first, to pay accrued but unpaid interest on the Term Loans, second, to pay the principal balance outstanding on the Term Loans and third, to pay other amounts payable to the Administrative Agent and/or the Lenders. All amounts to be paid to any of the Lenders by the Administrative Agent shall be credited to the Lenders, after collection by the Administrative Agent, in immediately available funds either by wire transfer or deposit in such Lender's correspondent account with the Administrative Agent, or as such Lender and the Administrative Agent shall from time to time agree.

            SECTION 8.3. SHARING OF SETOFFS AND CASH COLLATERAL.

            Each of the Lenders agrees that if it shall, through the operation of Section 2.19 hereof or the exercise of a right of banker's lien, setoff or counterclaim against the Borrower, including, but not limited to, a secured claim under Section 506 of Title 11 of the United States Code or other security or interest arising from, or in lieu of, such secured claim and received by such Lender under any applicable bankruptcy, insolvency or other similar law, or otherwise, obtain payment in respect of its Term Loans as a result of which the unpaid portion of its Term Loans is proportionately less than the unpaid portion of any of the other Lenders (a) it shall promptly purchase at par (and shall be deemed to have thereupon purchased) from such other Lenders a participation in the Term Loans of such other Lenders, so that the aggregate unpaid principal amount of each of the Lenders' Term Loans and its participation in Term Loans of the other Lenders shall be in the same proportion to the aggregate unpaid principal amount of all Term Loans then outstanding as the principal amount of its Term Loans prior to the obtaining of such payment was to the principal amount of all Term Loans outstanding prior to the obtaining of such payment and
(b) such other adjustments shall be made from time to time as shall be equitable to ensure that the Lenders share such payment pro rata.

            SECTION 8.4. NOTICE TO THE LENDERS.

            Upon receipt by the Administrative Agent from the Borrower of any communication calling for an action on the part of the Lenders, or upon notice to the Administrative Agent of any Event of Default, the Administrative Agent will in turn immediately inform the other Lenders in writing (which shall include telegraphic communications) of the nature of such communication or of the Event of Default, as the case may be.

            SECTION 8.5. LIABILITY OF ADMINISTRATIVE AGENT.

            (a) The Administrative Agent, when acting on behalf of the Lenders may execute any of its duties under this Agreement by or through its officers, agents, or employees and neither the Administrative Agent nor its directors, officers, agents, employees or affiliates shall be liable to the Lenders or any of them for any action taken or omitted to be taken in good faith, or be responsible to the Lenders or to any of them for the consequences of any oversight or error of judgment, or for any loss, unless the same shall happen through its gross negligence or willful misconduct. The Administrative Agent and its directors, officers, agents, employees and affiliates shall in no event be liable to the Lenders or to any of them for any action taken or omitted to be taken by it pursuant to instructions received by it from the Required Lenders or in reliance upon the advice of counsel selected by it. Without limiting the foregoing, neither the Administrative Agent nor any of its directors, officers, employees, agents or affiliates shall be responsible to any of the Lenders for the due execution, validity, genuineness, effectiveness, sufficiency, or enforceability of, or for any statement, warranty, or representation in, or for the perfection of any security interest contemplated by, this Agreement or any related agreement, document or order, or for the designation or failure to designate this transaction as a "Highly

Leveraged Transaction" for regulatory purposes, or shall be required to ascertain or to make any inquiry concerning the performance or observance by the Borrower of any of the terms, conditions, covenants, or agreements of this Agreement or any related agreement or document.

            (b) Neither the Administrative Agent nor any of its directors, officers, employees, agents or affiliates shall have any responsibility to the Borrower on account of the failure or delay in performance or breach by any of the Lenders or the Borrower of any of their respective obligations under this Agreement or the Term Notes or any related agreement or document or in connection herewith or therewith.

            (c) The Administrative Agent in such capacity hereunder shall be entitled to rely on any communication, instrument, or document reasonably believed by it to be genuine or correct and to have been signed or sent by a Person or Persons believed by it to be the proper Person or Persons, and it shall be entitled to rely on advice of legal counsel, independent public accountants, and other professional advisers and experts selected by it.

            SECTION 8.6. REIMBURSEMENT AND INDEMNIFICATION.

            Each of the Lenders severally and not jointly agrees (i) to reimburse the Administrative Agent, in the amount of its proportionate share, for any expenses and fees incurred for the benefit of the Lenders under the Fundamental Documents, including, without limitation, counsel fees and compensation of agents and employees paid for services rendered on behalf of the Lenders, and any other expense incurred in connection with the administration or enforcement thereof not reimbursed by the Borrower or one of its Subsidiaries, and (ii) to indemnify and hold harmless the Administrative Agent and any of its directors, officers, employees, or agents, on demand, in the amount of its proportionate share, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses, or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against it or any of them in any way relating to or arising out of the Fundamental Documents or any action taken or omitted by it or any of them under the Fundamental Documents to the extent not reimbursed by the Borrower or one of its Subsidiaries (except such as shall result from the gross negligence or willful misconduct of the Person seeking indemnification).

            SECTION 8.7. RIGHTS OF ADMINISTRATIVE AGENT.

            It is understood and agreed that the Administrative Agent shall have the same rights and powers hereunder (including the right to give such instructions) as the other Lenders and may exercise such rights and powers, as well as its rights and powers under other agreements and instruments to which it is or may be party, and engage in other transactions with the Borrower as though it were not the Administrative Agent on behalf of the Lenders under this Agreement.

            SECTION 8.8. INDEPENDENT INVESTIGATION BY LENDERS.

            Each of the Lenders acknowledges that it has decided to enter into this Agreement and to make the Term Loans hereunder based on its own analysis of the transactions contemplated hereby and of the creditworthiness of the Borrower and agrees that the Administrative Agent shall not bear responsibility therefor.

            SECTION 8.9. NOTICE OF TRANSFER.

            The Administrative Agent may deem and treat any Lender that is a party to this Agreement as the owner of such Lender's respective portions of the Term Loans for all purposes, unless and until a written notice of the assignment or transfer thereof executed by any such Lender shall have been received by the Administrative Agent and become effective pursuant to Section 9.3.

            SECTION 8.10. SUCCESSOR ADMINISTRATIVE AGENT.

            The Administrative Agent may resign at any time by giving written notice thereof to the Lenders and the Borrower. Upon any such resignation, the Required Lenders shall have the right to appoint a successor Administrative Agent from among the Lenders. If no successor Administrative Agent shall have been so appointed by the Required Lenders and shall have accepted such appointment, within 30 days after the retiring Administrative Agent's giving of notice of resignation, the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent, which with the consent of the Borrower, which will not be unreasonably withheld, shall be a commercial bank organized or licensed under the laws of the United States of America or of any State thereof and having a combined capital and surplus of at least $500,000,000. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations under this Agreement. After any retiring Administrative Agent's resignation hereunder as Administrative Agent, the provisions of this Article 8 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement.

9. MISCELLANEOUS

            SECTION 9.1. NOTICES.

            Notices and other communications provided for herein shall be in writing and shall be delivered or mailed (or in the case of telegraphic communication, if by telegram, delivered to the telegraph company and, if by telex, telecopy, graphic scanning or other telegraphic communications equipment of the sending party hereto, delivered by such equipment) addressed, if to the Administrative Agent or Chase, to it at 270 Park Avenue, New York, New York 10017-2070 Attn: Sandra Miklave, with a copy to Randolph Cates, or if to the Borrower, to it at 6 Sylvan Way, Parsippany, NJ 07054, Attention: David Johnson, Chief Financial Officer and James E. Buckman, Vice Chairman and General Counsel, with a copy to Skadden, Arps, Slate, Meagher & Flom LLP, 919 Third Avenue, New York, NY 10022, Attn: James Douglas, or if to a Lender, to it at its address notified to the Administrative Agent (or set forth in its Assignment and Acceptance or other agreement pursuant to which it became a Lender hereunder), or such other address as such party may from time to time designate by giving written notice to the other parties hereunder. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the fifth Business Day after the date when sent by registered or certified mail, postage prepaid, return receipt requested, if by mail, or when delivered to the telegraph company, charges prepaid, if by telegram, or when receipt is acknowledged, if by any telecopier or telegraphic communications equipment of the sender, in each case addressed to such party as provided in this Section 9.1 or in accordance with the latest unrevoked written direction from such party.

            SECTION 9.2. SURVIVAL OF AGREEMENT, REPRESENTATIONS AND WARRANTIES, ETC.

            All warranties, representations and covenants made by the Borrower in the Fundamental Documents or in any certificate or other instrument delivered by it or on its behalf in connection with this Agreement shall be considered to have been relied upon by the Administrative Agent and the Lenders and shall survive the making of the Term Loans herein contemplated and the issuance and delivery to the Administrative Agent of the Term Notes regardless of any investigation made by the Administrative Agent or the Lenders or on their behalf and shall continue in full force and effect so long as any amount due or to become due hereunder is outstanding and unpaid. All statements in any such certificate or other instrument shall constitute representations and warranties by the Borrower hereunder.

            SECTION 9.3. SUCCESSORS AND ASSIGNS; SYNDICATIONS; TERM LOAN SALES; PARTICIPATIONS.

            (a) Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the successors and assigns of such party (provided, however, that the Borrower may not assign its rights hereunder without the prior written consent of all the Lenders), and all covenants, promises and agreements by, or on behalf of, the Borrower which are contained in this Agreement shall inure to the benefit of the successors and assigns of the Lenders.

            (b) Each of the Lenders may (but only with the prior written consent of the Administrative Agent and the Borrower, which consents shall not be unreasonably withheld or delayed) assign to one or more banks or other entities all or a portion of its interests, rights and obligations under this Agreement (including, without limitation, all or a portion of the Term Loans at the time owing to it and the Term Notes held by it); provided, however, that (1) each assignment shall be of a constant, and not a varying, percentage of the assigning Lender's rights and obligations under this Agreement, (2) the amount of the Term Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Lender) shall be in a minimum principal amount of $10,000,000 (or, if less, the outstanding principal amount of the assigning Lender's Term Loans), unless otherwise agreed by the Borrower and the Administrative Agent and (3) the parties to each such assignment shall execute and deliver to the Administrative Agent, for its acceptance and recording in the Register (as defined below), an Assignment and Acceptance, together with any Term Note subject to such assignment (if required hereunder) and a processing and recordation fee of $3,500. Upon such execution, delivery, acceptance and recording, and from and after the effective date specified in each Assignment and Acceptance, which effective date shall be not earlier than five Business Days after the date of acceptance and recording by the

Administrative Agent, (x) the assignee thereunder shall be a party hereto and, to the extent provided in such Assignment and Acceptance, have the rights and obligations of a Lender hereunder and (y) the assigning Lender thereunder shall, to the extent provided in such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of the assigning Lender's rights and obligations under this Agreement, such assigning Lender shall cease to be a party hereto).

            (c) Notwithstanding the other provisions of this Section 9.3, each Lender may at any time make an assignment of all or any part of its interests, rights and obligations under this Agreement to (i) any Affiliate of such Lender or (ii) any other Lender hereunder.

            (d) By executing and delivering an Assignment and Acceptance, the assigning Lender thereunder and the assignee thereunder confirm to and agree with each other and the other parties hereto as follows: (i) other than the representation and warranty that it is the legal and beneficial owner of the interest being assigned thereby free and clear of any adverse claim, the assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in, or in connection with, this Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Fundamental Documents or any other instrument or document furnished pursuant hereto or thereto; (ii) such Lender assignor makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrower or the performance or observance by the Borrower of any of its obligations under the Fundamental Documents; (iii) such assignee confirms that it has received a copy of this Agreement, together with copies of the most recent financial statements delivered pursuant to Sections 5.1(a) and 5.1(b) (or if none of such financial statements shall have then been delivered, then copies of the financial statements referred to in Section 3.4 hereof) and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (iv) such assignee will, independently and without reliance upon the assigning Lender, the Administrative Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (v) such assignee appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers under the Fundamental Documents as are delegated to the Administrative Agent by the terms thereof, together with such powers as are reasonably incidental thereto; and (vi) such assignee agrees that it will be bound by the provisions of this Agreement and will perform in accordance with its terms all of the obligations which by the terms of this Agreement are required to be performed by it as a Lender.

            (e) The Administrative Agent, on behalf of the Borrower, shall maintain at its address at which notices are to be given to it pursuant to
Section 9.1, a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders and the principal amount of the Term Loans owing to each Lender from time to time (the "Register"). The entries in the Register shall be conclusive, in the absence of manifest error, and the Borrower, the Administrative Agent and the Lenders may (and, in the case of any Term Loan or other obligation hereunder not evidenced by a Term Note, shall) treat each Person whose name is recorded in the Register as the owner of a Term Loan or other obligation hereunder as the owner thereof for all purposes of this Agreement and the other Fundamental Documents, notwithstanding any notice to the contrary. Any assignment of any Term Loan or other obligation hereunder not evidenced by a Term Note shall be effective only upon appropriate entries with respect thereto being made in the Register. The Register shall be available for inspection by the Borrower or any Lender at any reasonable time and from time to time upon reasonable prior notice.

            (f) Upon its receipt of an Assignment and Acceptance executed by an assigning Lender and an assignee, any Term Notes subject to such assignment (if required hereunder) and the processing and recordation fee, the Administrative Agent (subject to the right, if any, of the Borrower to require its consent thereto) shall, if such Assignment and Acceptance has been completed and is substantially in the form of Exhibit C hereto, (i) accept such Assignment and Acceptance, (ii) record the information contained therein in the Register and
(iii) give prompt written notice thereof to the Borrower. If a portion of the Term Loans owing to any Lender has been assigned by an assigning Lender, then such Lender shall deliver its Term Note, if any, at the same time it delivers the applicable Assignment and Acceptance to the Administrative Agent. Within five Business Days after receipt of the notice (or such shorter period as is agreed to by the Borrower), the Borrower, at its own expense, shall execute and deliver to the applicable Lenders at their request, a new Term Note to the order of such assignee in an amount equal to the Term Loans assigned to it pursuant to such Assignment and Acceptance, and a new Term Note to the order of the assigning Lender in an amount equal to the Term Loans retained by it hereunder. Any new Term Notes shall be in an aggregate principal amount equal to the aggregate principal amount of the Term Loans of the respective assigning Lenders. All new Term Notes shall be dated the date hereof and shall otherwise be in substantially the forms of Exhibit A hereto.

            (g) Each of the Lenders may without the consent of the Borrower or the Administrative Agent sell participations to one or more banks or other entities in all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of the Term Loans owing to it and the Term Note or Term Notes held by it); provided, however, that (i) any such Lender's obligations under this Agreement shall remain unchanged, (ii) such participant shall not be granted any voting rights under this Agreement, except with respect to matters requiring the consent of each of the Lenders hereunder,
(iii) any such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iv) the participating banks or other entities shall be entitled to the cost protection provisions contained in Sections 2.14, 2.15, 2.17 and 2.21(e) hereof but a participant shall not be entitled to receive pursuant to such provisions an amount larger than its share of the amount to which the Lender granting such participation would have been entitled to receive, and (v) the Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement.

            (h) The Lenders may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section 9.3, disclose to the assignee or participant or proposed assignee or participant, any information relating to the Borrower furnished to the Administrative Agent by or on behalf of the Borrower; provided that prior to any such disclosure, each such assignee or participant or proposed assignee or participant shall agree, by executing a confidentiality letter in form and substance equivalent to the confidentiality provisions of Section 9.15 to preserve the confidentiality of any confidential information relating to the Borrower received from such Lender.

            (i) Each Lender hereby represents that it is a commercial lender or financial institution which makes loans in the ordinary course of its business and that it will make the Term Loans hereunder for its own account in the ordinary course of such business; provided, however, that, subject to preceding clauses (a) through (h), the disposition of the Term Notes or other evidence of Indebtedness held by that Lender shall at all times be within its exclusive control.

            (j) The Borrower consents that any Lender may at any time and from time to time pledge, or otherwise grant a security interest in, any Term Loan or any Term Note evidencing such Term Loan (or any part thereof), including any such pledge or grant to any Federal Reserve Bank, and this Section shall not apply to any such pledge or grant; provided that no such pledge or grant shall release a Lender from any of its obligations hereunder or substitute any such assignee for such Lender as a party hereto.

            (k) Notwithstanding anything to the contrary contained herein, any Lender (a "GRANTING LENDER") may grant to a special purpose funding vehicle (an "SPC") of such Granting Lender, identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Borrower, the option to provide to the Borrower all or any part of any Term Loan that such Granting Lender would otherwise be obligated to make to the Borrower pursuant to Section
2.1 or 2.6, provided that (i) nothing herein shall constitute a commitment to make any Term Loan by any SPC and (ii) if an SPC elects not to exercise such option or otherwise fails to provide all or any part of such Term Loan or fund any other obligation required to be funded by it hereunder, the Granting Lender shall be obligated to make such Term Loan or fund such obligation pursuant to the terms hereof. The making of a Term Loan by an SPC hereunder shall satisfy the obligation of the Granting Lenders to make Term Loans to the same extent, and as if, such Loan were made by the Granting Lender. Each party hereto hereby agrees that no SPC shall be liable for any payment under this Agreement for which a Lender would otherwise be liable, for so long as, and to the extent, the related Granting Lender makes such payment. In furtherance of the foregoing, each party hereto hereby agrees that, prior to the date that is one year and one day after the payment in full of all outstanding senior indebtedness of any SPC, it will not institute against or join any other person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings or similar proceedings under the laws of the United States or any State thereof. In addition, notwithstanding anything to the contrary contained in this Section 9.3 any SPC may (i) with notice to, but without the prior written consent of, the Borrower or the Administrative Agent and without paying any processing fee therefor, assign all or a portion of its interests in any Term Loan to its Granting Lender or to any financial institutions providing liquidity and/or credit facilities to or for the account of such SPC to fund the Term Loans made by SPC or to support the securities (if any) issued by such SPC to fund such Term Loans and (ii) disclose on a confidential basis any non-public information relating to its Term Loans to any rating agency, commercial paper dealer or provider of a surety, guarantee or credit or liquidity enhancement to such SPC. Notwithstanding any other provision of this Agreement, the Borrower agrees that it will not use the proceeds of any Term Loan made by a Lender which is funded through an SPC to be used to purchase or carry Margin Stock if such Lender (i) notifies the Borrower that its

Term Loan will be funded through an SPC and (ii) requests the Borrower prior to the Closing Date not to use the proceeds of its Term Loan for such purpose.

            SECTION 9.4. EXPENSES; DOCUMENTARY TAXES.

            Whether or not the transactions hereby contemplated shall be consummated, the Borrower agrees to pay all reasonable out-of-pocket expenses incurred by the Administrative Agent in connection with the syndication, preparation, execution, delivery and administration of this Agreement, the Term Notes and the making of the Term Loans, including but not limited to any internally allocated audit costs, the reasonable fees and disbursements of Simpson Thacher & Bartlett, counsel to the Administrative Agent, as well as all reasonable out-of-pocket expenses incurred by the Lenders in connection with any restructuring or workout of this Agreement or the Term Notes or in connection with the enforcement or protection of the rights of the Lenders in connection with this Agreement or the Term Notes or any other Fundamental Document, and with respect to any action which may be instituted by any Person against any Lender in respect of the foregoing, or as a result of any transaction, action or nonaction arising from the foregoing, including but not limited to the fees and disbursements of any counsel for the Lenders. Such payments shall be made on the date of execution of this Agreement and thereafter on demand. The Borrower agrees that it shall indemnify the Administrative Agent and the Lenders from, and hold them harmless against, any documentary taxes, assessments or charges made by any Governmental Authority by reason of the execution and delivery of this Agreement or the Term Notes or any other Fundamental Document. The obligations of the Borrower under this Section shall survive the termination of this Agreement and/or the payment of the Term Loans.

            SECTION 9.5. INDEMNITY.

            Further, by the execution hereof, the Borrower agrees to indemnify and hold harmless the Administrative Agent and the Lenders and their respective directors, officers, employees and agents (each, an "Indemnified Party") from and against any and all expenses (including reasonable fees and disbursements of counsel), losses, claims, damages and liabilities arising out of any claim, litigation, investigation or proceeding (regardless of whether any such Indemnified Party is a party thereto) in any way relating to the transactions contemplated hereby, but excluding therefrom all expenses, losses, claims, damages, and liabilities arising out of or resulting from the gross negligence or willful misconduct of the Indemnified Party seeking indemnification, PROVIDED, HOWEVER, that the Borrower shall not be liable for the fees and expenses of more than one separate firm for all such Indemnified Parties in connection with any one such action or any separate but substantially similar or related actions in the same jurisdiction, nor shall the Borrower be liable for any settlement of any proceeding effected without the Borrower's written consent, and PROVIDED FURTHER, HOWEVER, that this Section 9.5 shall not be construed to expand the scope of the Borrower's reimbursement obligations specified in Section 9.4. The obligations of the Borrower under this Section 9.5 shall survive the termination of this Agreement and/or payment of the Term Loans.

            SECTION 9.6. CHOICE OF LAW.

            THIS AGREEMENT AND THE TERM NOTES HAVE BEEN EXECUTED AND DELIVERED IN THE STATE OF NEW YORK AND SHALL IN ALL RESPECTS BE

CONSTRUED IN ACCORDANCE WITH, AND GOVERNED BY, THE LAWS OF SUCH STATE APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED WHOLLY WITHIN SUCH STATE AND, IN THE CASE OF PROVISIONS RELATING TO INTEREST RATES, ANY APPLICABLE LAWS OF THE UNITED STATES OF AMERICA.

            SECTION 9.7. NO WAIVER.

            No failure on the part of the Administrative Agent or any Lender to exercise, and no delay in exercising, any right, power or remedy hereunder or under the Term Notes shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy. All remedies hereunder are cumulative and are not exclusive of any other remedies provided by law.

            SECTION 9.8. EXTENSION OF MATURITY.

            Except as otherwise specifically provided in Article 8 hereof, should any payment of principal of or interest on the Term Notes or any other amount due hereunder become due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day and, in the case of principal, interest shall be payable thereon at the rate herein specified during such extension.

            SECTION 9.9. AMENDMENTS, ETC.

            No modification, amendment or waiver of any provision of this Agreement, and no consent to any departure by the Borrower herefrom or therefrom, shall in any event be effective unless the same shall be in writing and signed or consented to in writing by the Required Lenders, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given; PROVIDED, HOWEVER, that no such modification or amendment shall without the written consent of each Lender affected thereby (x) alter the stated maturity or principal amount of any installment of any Term Loan, or decrease the rate of interest payable thereon or decrease any fees payable hereunder or extend the date on which any interest payment is due, or
(y) waive a default under Section 7(b) hereof with respect to a scheduled principal installment of any Term Loan; and PROVIDED, FURTHER that no such modification or amendment shall without the written consent of all of the Lenders (i) amend or modify any provision of this Agreement which provides for the unanimous consent or approval of the Lenders, or (ii) amend this Section 9.9 or the definition of Required Lenders. No such amendment or modification may adversely affect the rights and obligations of the Administrative Agent hereunder without its prior written consent. No notice to or demand on the Borrower shall entitle the Borrower to any other or further notice or demand in the same, similar or other circumstances. Each holder of a Term Note shall be bound by any amendment, modification, waiver or consent authorized as provided herein, whether or not a Term Note shall have been marked to indicate such amendment, modification, waiver or consent and any consent by any holder of a Term Note shall bind any Person subsequently acquiring a Term Note, whether or not a Term Note is so marked.

            SECTION 9.10. SEVERABILITY.

            Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

            SECTION 9.11. SERVICE OF PROCESS; WAIVER OF JURY TRIAL.

            (a) THE BORROWER HEREBY IRREVOCABLY SUBMITS TO THE JURISDICTION OF THE STATE COURTS OF THE STATE OF NEW YORK LOCATED IN NEW YORK COUNTY AND TO THE JURISDICTION OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK, FOR THE PURPOSES OF ANY SUIT, ACTION OR OTHER PROCEEDING ARISING OUT OF OR BASED UPON THIS AGREEMENT OR THE SUBJECT MATTER HEREOF BROUGHT BY THE ADMINISTRATIVE AGENT OR A LENDER. THE BORROWER TO THE EXTENT PERMITTED BY APPLICABLE LAW (A) HEREBY WAIVES, AND AGREES NOT TO ASSERT, BY WAY OF MOTION, AS A DEFENSE, OR OTHERWISE, IN ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN SUCH COURTS, ANY CLAIM THAT IT IS NOT SUBJECT PERSONALLY TO THE JURISDICTION OF THE ABOVE-NAMED COURTS, THAT ITS PROPERTY IS EXEMPT OR IMMUNE FROM ATTACHMENT OR EXECUTION, THAT THE SUIT, ACTION OR PROCEEDING IS BROUGHT IN AN INCONVENIENT FORUM, THAT THE VENUE OF THE SUIT, ACTION OR PROCEEDING IS IMPROPER OR THAT THIS AGREEMENT OR THE SUBJECT MATTER HEREOF MAY NOT BE ENFORCED IN OR BY SUCH COURT, AND (B) HEREBY WAIVES THE RIGHT TO ASSERT IN ANY SUCH ACTION, SUIT OR PROCEEDING ANY OFFSETS OR COUNTERCLAIMS EXCEPT COUNTERCLAIMS THAT ARE COMPULSORY OR OTHERWISE ARISE FROM THE SAME SUBJECT MATTER. THE BORROWER HEREBY CONSENTS TO SERVICE OF PROCESS BY MAIL AT ITS ADDRESS TO WHICH NOTICES ARE TO BE GIVEN PURSUANT TO SECTION 9.1 HEREOF. THE BORROWER AGREES THAT ITS SUBMISSION TO JURISDICTION AND CONSENT TO SERVICE OF PROCESS BY MAIL IS MADE FOR THE EXPRESS BENEFIT OF THE ADMINISTRATIVE AGENT AND THE LENDERS. FINAL JUDGMENT AGAINST THE BORROWER IN ANY SUCH ACTION, SUIT OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN ANY OTHER JURISDICTION (A) BY SUIT, ACTION OR PROCEEDING ON THE JUDGMENT, A CERTIFIED OR TRUE COPY OF WHICH SHALL BE CONCLUSIVE EVIDENCE OF THE FACT AND THE AMOUNT OF INDEBTEDNESS OR LIABILITY OF THE SUBMITTING PARTY THEREIN DESCRIBED OR (B) IN ANY OTHER MANNER PROVIDED BY, OR PURSUANT TO, THE LAWS OF SUCH OTHER JURISDICTION, PROVIDED, HOWEVER, THAT THE ADMINISTRATIVE AGENT OR A LENDER MAY AT IS OPTION BRING SUIT, OR INSTITUTE OTHER JUDICIAL PROCEEDINGS AGAINST THE BORROWER OR ANY OF ITS ASSETS IN ANY STATE OR FEDERAL COURT OF THE UNITED STATES OR OF ANY COUNTRY OR PLACE WHERE THE BORROWER OR SUCH ASSETS MAY BE FOUND.

            (b) TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW WHICH CANNOT BE WAIVED, EACH PARTY HERETO HEREBY WAIVES, AND COVENANTS THAT IT WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR

OTHERWISE), ANY RIGHT TO TRIAL BY JURY IN ANY FORUM IN RESPECT OF ANY ISSUE, CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION ARISING OUT OF OR BASED UPON THIS AGREEMENT OR THE SUBJECT MATTER HEREOF, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING OR WHETHER IN CONTRACT OR TORT OR OTHERWISE. EACH PARTY HERETO ACKNOWLEDGES THAT IT HAS BEEN INFORMED THAT THE PROVISIONS OF THIS SECTION 9.11(b) CONSTITUTE A MATERIAL INDUCEMENT UPON WHICH THE OTHER PARTIES HAVE RELIED, ARE RELYING AND WILL RELY IN ENTERING INTO THIS AGREEMENT. THE PARTIES HERETO MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 9.11(b) WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF SUCH OTHER PARTY TO THE WAIVER OF ITS RIGHTS TO TRIAL BY JURY.

            SECTION 9.12. HEADINGS.

            Section headings used herein are for convenience only and are not to affect the construction of or be taken into consideration in interpreting this Agreement.

            SECTION 9.13. EXECUTION IN COUNTERPARTS.

            This Agreement may be executed in any number of counterparts, each of which shall constitute an original, but all of which taken together shall constitute one and the same instrument.

            SECTION 9.14. ENTIRE AGREEMENT.

            This Agreement represents the entire agreement of the parties with regard to the subject matter hereof and the terms of any letters and other documentation entered into among the Borrower, the Administrative Agent or any Lender (other than the provisions of the letter agreement dated Februar 22, 2001, among the Borrower, Chase and JP Morgan, a division of Chase Securities Inc., relating to fees and expenses and syndication issues) prior to the execution of this Agreement which relate to Term Loans to be made hereunder shall be replaced by the terms of this Agreement.

            SECTION 9.15. CONFIDENTIALITY.

            Each of the Administrative Agent and the Lenders agrees to keep confidential all non-public information provided to it by the Borrower and its Subsidiaries pursuant to this Agreement that is designated by the Borrower as confidential; PROVIDED that nothing herein shall prevent the Administrative Agent or any Lender from disclosing any such information (a) to the Administrative Agent, any other Lender or any affiliate of any Lender, (b) to any participant or assignee (each, a "TRANSFEREE") of such Lender or prospective Transferee which agrees to comply with the provisions of this Section, (c) any of its employees, directors, agents, attorneys, accountants and other professional advisors, (d) upon the request or demand of any governmental or regulatory authority having jurisdiction over it, (e) in response to any order of any court or other governmental authority or as may otherwise be required pursuant to any requirement of Law, (f) if requested or required to do so in connection with any litigation or similar proceeding, (g) which has been publicly disclosed other than in breach of this Section 9.15, (h) to the

National Association of Insurance Commissioners or any similar organization or any nationally recognized rating agency that requires access to information about a Lender's investment portfolio in connection with ratings issued with respect to such Lender or (i) in connection with the exercise of any remedy hereunder or under any other Fundamental Document.

            IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and the year first above written.

                                    CENDANT CORPORATION


                                    By:
                                    Name:
                                    Title:


                                    THE CHASE MANHATTAN BANK, as
                                    Administrative Agent and Lender


                                    By:
                                    Name:
                                    Title:


                                    BANK OF AMERICA, N.A., as Syndication
                                    Agent and Lender


                                    By:
                                    Name:
                                    Title:


                                    THE BANK OF NOVA SCOTIA, as
                                    Co-Documentation Agent and as Lender


                                    By:
                                    Name:
                                    Title:


                                    CREDIT LYONNAIS NEW YORK BRANCH, as
                                    Co-Documentation Agent and as Lender


                                    By:
                                    Name:
                                    Title:

                                    FIRST UNION NATIONAL BANK, as Lender


                                    By:
                                    Name:
                                    Title:

                                    THE INDUSTRIAL BANK OF JAPAN, LIMITED,
                                    as Lender


                                    By:
                                    Name:
                                    Title:

                                    THE SUMITOMO BANK, LIMITED, as Lender


                                    By:
                                    Name:
                                    Title:

                                    BANK OF TOKYO-MITSUBISHI TRUST
                                    COMPANY, as Lender


                                    By:
                                    Name:
                                    Title:

                                    WESTDEUTSCHE LANDESBANK
                                    GIROZENTRALE, NEW YORK BRANCH, as
                                    Lender


                                    By:
                                    Name:
                                    Title:


                                    By:
                                    Name:
                                    Title:

                                    NATIONAL WESTMINSTER BANK PLC, as
                                    Lender


                                    By:
                                    Name:
                                    Title:

                                    CITIBANK, N.A., as Lender


                                    By:
                                    Name:
                                    Title:

                                    MELLON BANK, N.A., as Lender


                                    By:
                                    Name:
                                    Title:

                                    THE FUJI BANK, LIMITED, as Lender


                                    By:
                                    Name:
                                    Title:

                                    BNP PARIBAS, as Lender


                                    By:
                                    Name:
                                    Title:

                                                                    Schedule 2.1

                         TERM LOANS

Lender                                           Term Loans
------                                           ----------
The Chase Manhattan Bank                      $125,000,000.01
Bank of America, N.A.                          $83,333,333.33
The Bank of Nova Scotia                        $83,333,333.33
Credit Lyonnais                                $83,333,333.33
BNP Paribas                                    $50,000,000.00
National Westminster Bank plc                  $50,000,000.00
First Union National Bank                      $25,000,000.00
Bank of Tokyo-Mitsubishi Trust Company         $25,000,000.00
Westdeutsche Landesbank Girozentrale           $25,000,000.00
Citibank, N.A.                                 $25,000,000.00
The Fuji Bank, Limited                         $25,000,000.00
The Sumitomo Bank, Limited                     $25,000,000.00
Mellon Bank, N.A.                              $25,000,000.00

TOTAL                                         $650,000,000.00

                                                                    Schedule 6.1

                              EXISTING INDEBTEDNESS

                                      None.